     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 VERSICOR INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              2834                             04-3278032
 (State of other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                              34790 ARDENTECH CT.
                           FREMONT, CALIFORNIA 94555
                                 (510) 739-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              GEORGE F. HORNER III
                               PRESIDENT AND CEO
                                 VERSICOR INC.
                              34790 ARDENTECH CT.
                           FREMONT, CALIFORNIA 94555
                                 (510) 739-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

              Peter T. Healy                                   Donald J. Murray
             Stephen A. Cowan                                Dewey Ballantine LLP
              Mark C. Easton                             1301 Avenue of the Americas
          O'Melveny & Myers LLP                            New York, New York 10019
         Embarcadero Center West                                (212) 259-8000
            275 Battery Street
        San Francisco, California
              (415) 984-8700

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                          CALCULATION OF REGISTRATION

                                                                 PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                             AGGREGATE                     AMOUNT OF
               SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)(2)            REGISTRATION FEE
Common stock, par value $.001 per share..................          $86,250,000                     $22,770

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS                Subject to completion,              , 2000
--------------------------------------------------------------------------------

            Shares

[LOGO]

Common Stock
---------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $             and $             per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "VERS."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                              PER SHARE      TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to Versicor                        $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to              shares of common stock
from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised only to cover over-allotments, if any. If the option is exercised in
full, the total underwriting discounts and commissions will be $             ,
and the total proceeds, before expenses, to Versicor will be $             .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about              ,
2000.

Warburg Dillon Read LLC

               Lehman Brothers

                               Pacific Growth Equities, Inc.

--------------------------------------------------------------------------------

Inside Front Cover Graphic:

    Horizontal bar chart showing Versicor's proprietary product candidates and partnered product programs and the development status of each.

    The bottom line of the chart shows the different development phases. From right to left, these are targets, screens, hits, leads, clinical candidates, Phase I, Phase II, Phase III and Pharmaceutical Products. The top line of the chart shows value increasing as you read from left to right, or from targets to Pharmaceutical Products.

    The proprietary product candidates and partnered product programs are located between the value line and the development line. From top and far left to bottom and far right, these are V-Echinocandin, V-Glycopeptide, Oxazolidinones, BIOCOR Leads Partnership, Deformylase Inhibitors, VRC-3950, Improved Molecules and Novel Molecules.

--------------------------------------------------------------------------------

Through and including              , 2000 (the 25th day after commencement of
this offering), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary....................     3

The offering..........................     6

Summary financial and operating
  data................................     7

Risk factors..........................     8

Forward-looking information...........    21

Use of proceeds.......................    22

Dividend policy.......................    22

Capitalization........................    23

Dilution..............................    24

Selected financial data...............    25

Management's discussion and analysis
  of financial condition and results
  of operations.......................    26

Business..............................    32

Management............................    51

Related party transactions............    60

Principal stockholders................    62

Description of capital stock..........    64

Shares eligible for future sale.......    67

Underwriting..........................    69

Legal matters.........................    71

Experts...............................    71

Where you can find more information...    71

Index to financial statements.........   F-1

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Versicor is a trademark of Versicor Inc. This prospectus also refers to trademarks and trade names of other organizations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk factors." Our principal executive offices are located at 34790 Ardentech Ct., Fremont, California 94555. Our telephone number is (510) 739-3000. Our web site is http://www.versicor.com. We do not intend that the information found on our web site be a part of this prospectus. Please note that references to "partners" or "collaborative partners" do not necessarily imply any equity ownership in us by such entities.

OUR BUSINESS

Versicor is a biopharmaceutical company focused on the marketing, development and discovery of pharmaceutical products for the treatment of bacterial and fungal infections. The market for antiinfective products is large and growing, reporting nearly $24 billion in sales in 1998. We intend to focus on antiinfective products that have competitive advantages over existing products, such as greater potency, improved effectiveness against resistant strains and reduced toxicity. Because the development process for antiinfectives is relatively efficient and well-defined, we believe the costs and time required to bring new products to market can be significantly less than other disease categories.

We have a distinct, two-fold approach to product development and marketing. Our primary strategy is to focus on the development of proprietary products, concentrating on injectable antibiotic and antifungal products for the hospital market, which accounted for $6.5 billion in worldwide sales in 1998. We expect to market these products to hospitals in North America through our own direct sales force, which we believe can be established with a targeted and cost-effective sales and marketing infrastructure. Our product candidates target disease indications that represent substantial markets where there is significant demand for new therapies.

Our secondary strategy is to collaborate with major pharmaceutical companies to develop orally administered antibiotic and antifungal products. Orally administered products require substantial development expenditures and extensive sales and marketing infrastructures to reach their full market potential. Through these collaborations, we intend to leverage our technology platform to discover and supply lead compounds while our partners conduct pre-clinical, clinical development, marketing and sales activities to transform the compounds into pharmaceutical products. We expect to receive research funding, milestone payments and equity investments from our collaborative partners, as well as royalty fees if products are commercialized.

PROPRIETARY PRODUCTS

Our lead product candidate, V-Echinocandin, is an antifungal intended for the intravenous treatment of serious systemic fungal infections. V-Echinocandin has potent fungicidal activity, a broad spectrum of activity against CANDIDA (including fluconazole-resistant strains) and ASPERGILLUS, low potential for developing resistance and a novel mechanism of action. We believe V-Echinocandin will have competitive advantages over existing therapies because it combines potent fungicidal activity with a good safety profile. V-Echinocandin is currently in Phase II clinical trials, where it has shown significant activity and has been well tolerated. We plan to initiate a Phase III trial in the first quarter of 2001.

Our second product candidate, V-Glycopeptide, is a second-generation antibiotic belonging to the same class as Vancomycin and is intended for the treatment of serious, systemic gram-positive infections, particularly STAPHYLOCOCCI. V-Glycopeptide has potent bactericidal effect. In comparison to Vancomycin, V-Glycopeptide has a more potent broad spectrum of gram-positive activity, enhanced potency against methicillin-resistant STAPHYLOCOCCUS strains, and appears to be suitable for once-a-day administration. V-Glycopeptide is currently in Phase I safety and tolerance studies in the United

Kingdom and we expect to begin additional studies in the United States during the second half of 2000.

PARTNERED PRODUCT PROGRAMS

Our first partnered product program is a collaboration with Pharmacia & Upjohn aimed at identifying second and third generation oxazolidinones. Oxazolidinones promise to be the first new major chemical class of antibacterial products to enter the market in over 20 years. They are active against a broad range of gram-positive pathogens including multidrug resistant STAPHYLOCOCCI, STREPTOCOCCI and ENTEROCOCCI. Pharmacia & Upjohn has filed a new drug application, independent of us, for the first generation oxazolidinone called Linezolid-TM-. We have identified several structurally novel second generation oxazolidinone candidates that have a broader spectrum of activity (including the key respiratory pathogen H. INFLUENZAE), improved potency against multidrug resistant bacteria, and good activity in preclinical IN VIVO studies when administered orally.

Our second partnered product program is a collaboration with Novartis Pharma AG to develop deformylase inhibitors. Deformylase is an essential enzyme present in bacteria but absent in human cells, and thus represents a good target for the discovery of inhibitors that can serve as broad spectrum antibacterial agents. We have identified several lead molecules that are active against multidrug resistant strains, as well as important respiratory pathogens such as S. PNEUMONIAE, H. INFLUENZAE and M. CATARRHALIS. Several lead compounds have demonstrated activity in IN VIVO preclinical studies when administered orally, representing a rare example of DE NOVO design of an active antibacterial agent.

DISCOVERY PLATFORM

Our product pipeline is fueled by an integrated discovery platform that combines our proprietary expertise in the critical areas of genomics and rational drug design, as well as lead optimization. In addition, we have established a lead optimization partnership called BIOCOR with Biosearch Italia. Through this partnership, Biosearch contributes lead compounds and we contribute our expertise in genomics, rational drug design and lead optimization to generate promising new antiinfective product candidates.

OUR MARKET OPPORTUNITY

We believe the antiinfective market presents a highly attractive opportunity for three major reasons:

- LARGE MARKET. The market for antibiotics and antifungals represents the third largest worldwide pharmaceutical drug market, with 1998 sales of nearly $24 billion. The hospital antiinfective market, where we will target our proprietary products, totaled $6.5 billion worldwide in 1998.

- GROWING NEED FOR NEW DRUGS. The number of patients with impaired immune systems has been increasing dramatically due to the aging of the population, growing use of therapies such as chemotherapy and organ transplantation, and the prevalence of AIDS. These patients are particularly susceptible to serious infection because of their immunosuppression. In addition, the increasing resistance of infectious agents has led to an increased number of serious infections in patients who are not immunosuppressed. As a result, there is a strong demand for new drugs that are more potent, more effective against resistant strains, and that cause fewer side effects than existing therapies.

- EFFICIENT AND WELL-DEFINED DRUG DEVELOPMENT PROCESS. IN VITRO and early IN VIVO testing of antiinfective drugs has been shown to be more predictive of clinical results than other therapeutic categories. Moreover, antiinfectives that successfully complete Phase I clinical testing are more likely to be efficacious and to receive regulatory approval. As a result, the costs and time required to develop antiinfectives are greatly reduced in comparison to other major therapeutic categories.

OUR STRATEGY

Our objective is to be a leader in the marketing and development of pharmaceutical products for the treatment of bacterial and fungal infections in the hospital setting. We expect to concentrate on products that address the unmet needs of significant and readily accessible markets. We seek to reduce the risks associated with new pharmaceutical product development by licensing promising compounds from others, and by leveraging our technology platform to expand our product pipeline. We intend to focus on products that have a competitive marketing advantage over existing drugs, such as greater potency, effectiveness against resistant strains and reduced toxicity. Our top management has over 50 years of experience with large multinational pharmaceutical companies evaluating preclinical, clinical and marketed antiinfective drugs. We believe this long experience will give us a competitive advantage in selecting those product candidates that can be most effectively commercialized.

To accomplish our objectives, we are pursuing the following strategies:

-   in-license compounds and products with demonstrated potential;

-   leverage our internal discovery platform to expand our product pipeline;

-   obtain lead compounds through BIOCOR, our external leads partnership;

-   acquire businesses that can accelerate our development; and

-   target our sales force on the North American hospital market.

The offering

Except as otherwise indicated, you should assume the following when analyzing information in this prospectus:

- all outstanding shares of our preferred stock automatically convert into 13,341,710 shares of our common stock upon the closing of this offering; and

- the underwriters do not exercise the over-allotment option granted by us to purchase additional shares in the offering.

Common stock offered by us.....................  shares
Common stock to be outstanding after the         shares
  offering.....................................
Proposed Nasdaq National Market symbol.........  VERS
Use of proceeds................................  To fund our operations, including clinical development of existing product candidates,
                                                 acquisition of and development related to new
                                                 product candidates, commercialization of
                                                 product candidates, and for other working
                                                 capital and general corporate purposes. See
                                                 "Use of proceeds."
Risk factors...................................  An investment in our common stock involves significant risks. See "Risk Factors."

The number of shares of common stock outstanding after the offering is based on shares outstanding as of December 31, 1999. See "Capitalization."

This information excludes shares of capital stock we are obligated to issue upon exercise of options and warrants outstanding. As of December 31, 1999, these shares consisted of:

- 1,653,173 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $0.54 per share;

- 36,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.56 per share;

- 134,500 shares of Series C preferred stock issuable upon the exercise of warrants at an exercise price of $5.00 per share; and

- 180,989 shares of Series F preferred stock issuable upon the exercise of warrants at an exercise price of $5.90 per share.

The warrants for Series C and Series F preferred stock described above will be exercisable for common stock upon completion of this offering.

Summary financial and operating data

The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance. See footnote 1 of notes to financial statements. The net loss available to common stockholders for the year ended December 31, 1999 and the accumulated deficit as of December 31, 1999 includes $41,650,000 of deemed dividends related to a beneficial conversion feature associated with preferred stock issued during 1999. See footnote 7 of notes to financial statements. The pro forma as adjusted balance sheet below reflects the conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering
and the issuance and sale of       shares of our common stock in this offering
at an assumed price to the public of $      per share, after deducting the
underwriting discounts and commissions and estimated offering expenses, and our receipt of the net proceeds from that sale.

                                                              YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS DATA                             1997          1998          1999
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------
Revenues............................................          $--           $--        $4,275
                                                      -----------   -----------   -----------
Operating expenses:
Research and development............................        5,403        11,429        25,472
General and administrative..........................          807         1,386         2,586
                                                      -----------   -----------   -----------
Total operating expenses............................        6,210        12,815        28,058
                                                      -----------   -----------   -----------
Loss from operations................................       (6,210)      (12,815)      (23,783)
Net interest (expense) income.......................          (74)          230        (1,301)
Other...............................................           --            --           (14)
                                                      -----------   -----------   -----------
Net loss............................................       (6,284)      (12,585)      (25,098)
Preferred stock deemed dividends and accretion to
  redemption value..................................         (422)       (2,527)      (44,713)
                                                      -----------   -----------   -----------
Net loss available to common stockholders...........      $(6,706)     $(15,112)     $(69,811)
                                                      ===========   ===========   ===========
Net loss per share, basic and diluted...............      $(30.39)      $(58.88)     $(164.80)
                                                      ===========   ===========   ===========
Shares used in computing net loss per share, basic
  and diluted.......................................      220,667       256,640       423,610
                                                      ===========   ===========   ===========
Pro forma net loss per share, basic and diluted.....                                   $(2.96)
                                                                                  ===========
Shares used in computing pro forma net loss per
  share, basic and diluted..........................                                8,490,621
                                                                                  ===========

                                                                AS OF DECEMBER 31,
                                                                       1999
                                                                          PRO FORMA
BALANCE SHEET DATA                                             ACTUAL    AS ADJUSTED
------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $34,619            $
Total assets................................................   45,233
Term loan payable, less current portion.....................    4,310        4,310
Convertible and redeemable convertible preferred stock......  125,493           --
Accumulated deficit.........................................  (97,530)     (97,530)
Total stockholders' equity (deficit)........................  (90,446)

--------------------------------------------------------------------------------

Risk factors

AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY STAGE COMPANY.

You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. All of our product candidates are in early stages of development, and only two are in clinical trials. To date we have not commercialized any products or recognized any revenue from product sales. We will require significant additional investment in research and development, preclinical testing and clinical trials, regulatory approval, and sales and marketing activities. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

We have incurred net losses since our inception in 1995. Before deemed dividends and accretion to redemption value of preferred stock, our net losses were approximately $1.1 million in 1995, $4.8 million in 1996, $6.3 million in 1997, $12.6 million in 1998 and $25.1 million in 1999. As of December 31, 1999, our accumulated deficit was approximately $97.5 million. Our losses to date have resulted principally from:

- research and development costs relating to the development of our product candidates;

-   costs of acquiring product candidates; and

-   general and administrative costs relating to our operations.

We expect to incur substantial and increasing losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical testing and clinical trials, and charges related to purchases of technology or other assets. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of collaborative arrangements, the initiation, success or failure of clinical trials, or other factors.

Our chances for achieving profitability will depend on numerous factors, including success in:

-   developing and testing new product candidates;

-   receiving regulatory approvals;

-   manufacturing products;

-   marketing products; and

-   competing with products from other companies.

Many of these factors will depend on circumstances beyond our control. We expect to rely heavily on third parties with respect to many aspects of our business, including research and development, clinical testing, manufacturing and marketing. We cannot assure you that we will ever become profitable.

--------------------------------------------------------------------------------
8

RISK FACTORS
--------------------------------------------------------------------------------

OUR REVENUES WILL BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

We expect that substantially all of our revenues for the foreseeable future will result from payments under collaborative arrangements. To date, these payments have been in the form of upfront payments, reimbursement for research and development expenses and milestone payments. We may not be able to generate additional revenues. Furthermore, payments under our existing and any future collaborative arrangements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve additional milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period.

SUCCESSFUL DEVELOPMENT OF OUR PRODUCT CANDIDATES IS UNCERTAIN.

Our development of product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

-   delays in product development, clinical testing or manufacturing;

- unplanned expenditures for product development, clinical testing or manufacturing;

- failure of our product candidates to have the desired effect or an acceptable safety profile;

-   failure to receive regulatory approvals;

-   emergence of superior or equivalent products;

- inability to manufacture on our own, or through others, product candidates on a commercial scale;

-   inability to market products due to third-party proprietary rights;

-   election by our collaborative partners not to pursue product development;
    and

-   failure by our collaborative partners to successfully develop products.

Because of these risks, our research and development efforts or those of our collaborative partners may not result in any commercially viable products. If a significant portion of these development efforts is not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, we are not likely to generate significant revenues or become profitable.

IF WE CANNOT ENTER INTO NEW LICENSING ARRANGEMENTS, OUR FUTURE PRODUCT PIPELINE COULD BE ADVERSELY AFFECTED.

An important component of our business strategy is in-licensing drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories. Competition for promising compounds can be intense. If we are not able to identify future licensing opportunities or enter into future licensing arrangements on acceptable terms, our future product pipeline could be adversely affected.

WE DEPEND ON COLLABORATIVE PARTNERS TO DEVELOP CERTAIN OF OUR PRODUCT
CANDIDATES.

We have entered into collaborative arrangements with third parties to develop certain product candidates. These collaborations are necessary in order for us to:

-   fund our research and development activities;

-   fund manufacturing by third parties;

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

-   seek and obtain regulatory approvals; and

-   successfully commercialize existing and future product candidates.

Only a limited number of product candidates have been generated pursuant to our collaborations. We cannot assure you that any of them will result in commercially successful products. Current or future collaborative arrangements may not be successful. If we fail to maintain our existing collaborative arrangements or fail to enter into additional collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

Our dependence on collaborative arrangements with third parties subjects us to a number of risks. These collaborative arrangements may not be on terms favorable to us. Agreements with collaborative partners typically allow partners significant discretion in electing whether to pursue any of the planned activities. We cannot control the amount and timing of resources our collaborative partners may devote to the product candidates. Our partners may not perform their obligations as expected. Business combinations or significant changes in a collaborative partner's business strategy may adversely affect a partner's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under a collaborative agreement, our partner can terminate the agreement under certain circumstances. If any collaborative partner were to terminate or breach our agreement with it, or otherwise fail to complete its obligations in a timely manner, our chances of successfully commercializing products would be materially and adversely affected.

If we are not able to establish further collaborative arrangements or any or all of our existing collaborative arrangements are terminated, we may be required to seek new collaborative arrangements or to undertake product development and commercialization at our own expense. Such an undertaking may:

- limit the number of product candidates that we will be able to develop and commercialize;

-   reduce the likelihood of successful product introduction;

-   significantly increase our capital requirements; and

-   place additional strain on management's time.

Existing or future collaborative partners may pursue alternative product candidates, including those of our competitors. Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborative partner. Lengthy negotiations with potential new collaborative partners or disagreements between us and our collaborative partners may lead to delays in, or termination of, the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. If our collaborative partners pursue alternative technologies or fail to develop or commercialize successfully our product candidates, our competitive position would be materially and adversely affected.

CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES WILL BE EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN.

Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process.

Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

-   lack of efficacy during the clinical trials;

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-   unforeseen safety issues;

-   slower than expected rate of patient recruitment;

-   government or regulatory delays;

-   inability to adequately follow patients after treatment; or

- inability to manufacture sufficient quantities of materials for use in clinical trials.

The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development.

As of December 31, 1999, two of our product candidates, V-Echinocandin and V-Glycopeptide, were in clinical trials. Patient follow-up for these clinical trials has been limited and more trials will be required before we will be able to apply for regulatory approvals. Clinical trials conducted by us or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for V-Echinocandin and V-Glycopeptide or any other potential product candidates. This failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates. Our other product candidates are in preclinical development, and we have not submitted investigational new drug applications to commence clinical trials involving these compounds. Our preclinical development efforts may not be successfully completed and we may not file further investigational new drug applications. Any delays in, or termination of, our clinical trials will materially and adversely affect our development and commercialization timelines, which would cause our stock price to decline. Any of these events would also seriously impede our ability to obtain additional financing.

WE HAVE LIMITED EXPERIENCE IN CONDUCTING CLINICAL TRIALS.

We have limited experience in conducting and managing clinical trials. We rely on third parties, including our collaborative partners, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or failing to complete, these trials if they fail to perform under the terms of our agreements with them.

MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN.

Even if we obtain regulatory approval to market a product, our products may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any pharmaceutical product that we develop will depend on a number of factors, including:

-   demonstration of clinical efficacy and safety;

-   cost-effectiveness;

-   potential advantages over alternative therapies;

-   reimbursement policies of government and third-party payors; and

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-   effectiveness of our marketing and distribution capabilities.

Physicians will not recommend therapies using our products until clinical data or other factors demonstrate their safety and efficacy as compared to other drugs or treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our products is effective for certain indications. For example, many antibiotic or antifungal products are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we or our collaborative partners develop. If our products do not achieve significant market acceptance, we are not likely to generate significant revenues or become profitable.

WE DEPEND ON KEY PERSONNEL AND MUST CONTINUE TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS.

We are highly dependent on the principal members of our scientific and management staff. Furthermore, for us to pursue our product development, marketing and commercialization plans, we will need to hire personnel with experience in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among high technology enterprises, including biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. If we lose any of these persons, or are unable to attract and retain qualified personnel, our business, financial condition and results of operations may be materially and adversely affected.

In addition, we rely on members of our scientific and clinical advisory boards and other consultants to assist us in formulating our research and development strategy. All of our consultants and the members of our scientific and clinical advisory boards are employed by other entities. They may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us. If we lose the services of these advisors, the achievement of our development objectives may be impeded. Such impediments may materially and adversely affect our business, financial condition and results of operations. In addition, except for work performed specifically for and at our direction, the inventions or processes discovered by our scientific and clinical advisory board members and other consultants will not become our intellectual property, but will be the intellectual property of the individuals or their institutions. If we desire access to these inventions, we will be required to obtain appropriate licenses from the owners. We cannot assure you that we will be able to obtain such licenses.

WE DO NOT HAVE OUR OWN MANUFACTURING FACILITIES AND RELY ON THIRD-PARTY MANUFACTURERS.

We do not have our own manufacturing facilities to produce our product candidates and anticipate that we will continue to rely on third parties to manufacture our product candidates and our products. Our contract manufacturers have a limited number of facilities in which our product candidates can be produced. These manufacturers have limited experience in manufacturing V-Echinocandin and V-Glycopeptide in quantities sufficient for conducting clinical trials or for commercialization.

Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance

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with FDA regulations, production costs, and development of advanced manufacturing techniques and process controls. Our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. If our contract manufacturers fail to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and we fail to find a replacement manufacturer or develop our own manufacturing capabilities, clinical trials involving our products, or commercialization of our products, could be delayed.

WE MUST DEVELOP OUR OWN DIRECT SALES AND MARKETING FORCE AND MUST RELY ON THIRD PARTIES TO PROVIDE ADDITIONAL SALES AND MARKETING EXPERTISE.

We intend to sell a portion of our products through our own sales force. Versicor currently has no sales and marketing infrastructure and has no experience in direct marketing, sales and distribution. Our future profitability will depend in part on our ability to develop a direct sales and marketing force to sell our products to our customers. We may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, then we must substantially expand our marketing and sales force in order to achieve commercial success for certain products, and compete with other companies that have experienced and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, we would not be able to commercialize our products and we would not become profitable.

WE MAY NEED ADDITIONAL FUNDING TO SUPPORT OUR OPERATIONS.

Our requirements for additional capital may be substantial and will depend on many factors, some of which are beyond our control, including:

- payments received or made under possible future collaborative partner agreements;

-   continued progress of our research and development of our products;

- costs associated with protecting our patent and other intellectual property rights;

-   development of marketing and sales capabilities; or

-   market acceptance of our products.

We have no committed sources of additional capital. To the extent our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our product candidates. We cannot assure you that funds will be available on favorable terms, if at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our stockholders. Moreover, the incurrence of debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness. This could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms. Our inability to raise capital would have a material adverse effect on our business, financial condition and results of operations.

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IF WE FAIL TO MANAGE OUR GROWTH, OUR BUSINESS COULD BE HARMED.

Our business plan contemplates a period of rapid and substantial growth that will place a strain on our administrative and operational infrastructure. Our ability to manage effectively our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may not successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be harmed.

IF WE MAKE ANY ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS AND MAY NEVER REALIZE THE ANTICIPATED BENEFITS.

If appropriate opportunities become available, we may attempt to acquire products, product candidates or businesses that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do undertake any transaction of this sort, the process of integrating an acquired product, product candidate or business may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could adversely affect our business, financial condition and results of operations.

OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS.

Our research and manufacturing activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

WE FACE UNCERTAINTY WITH YEAR 2000 COMPLIANCE.

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields must accept four digit entries to distinguish 21st century dates from 20th century dates. Products containing this capability are generally considered to be "Year 2000 compliant." Computer systems and/or software products used by many companies have required upgrades to be Year 2000 compliant. We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from or manufactured by third parties, and our internal management information systems. Although we have expended resources to review our products and our internal management information systems to remedy those systems that are not Year 2000 compliant, there can be no assurance that the modifications we made were successful. To date, we are not aware of any major Year 2000 compliance problems impacting our business, but we cannot assure you that there will be no Year 2000 compliance disruptions in the coming months. If our systems or those of our business partners are not Year 2000 compliant, we could face serious business disruption.

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RISKS RELATED TO OPERATING IN OUR INDUSTRY

WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE.

The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibiotic and antifungal products. These companies have commenced clinical trials or have successfully commercialized their products. Many of these companies are addressing the same diseases and disease indications as Versicor or our collaborative partners.

Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have significantly greater experience than we do in:

-   developing products;

-   undertaking preclinical testing and human clinical trials;

-   obtaining FDA and other regulatory approvals of products; and

-   manufacturing and marketing products.

Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before us. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

- other drug development technologies and methods of preventing or reducing the incidence of disease;

-   new molecules; or

-   other classes of therapeutic agents.

Developments by others may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for license to proprietary technology. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than ours.

OUR PATENT POSITION IS UNCERTAIN AND OUR SUCCESS DEPENDS ON OUR PROPRIETARY RIGHTS.

Our success depends in part on our ability to:

-   obtain patents or rights to patents;

-   protect trade secrets;

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-   operate without infringing upon the proprietary rights of others; and

-   prevent others from infringing on our proprietary rights.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent position of biopharmaceutical companies involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

WE MAY FACE CHALLENGES FROM THIRD PARTIES REGARDING THE VALIDITY OF OUR PATENTS AND PROPRIETARY RIGHTS.

Research has been conducted for many years in the areas in which we have focused our research and development efforts. This has resulted in a substantial number of issued patents and an even larger number of still-pending patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents issue. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we and our collaborative partners may be prevented from pursuing product development or commercialization.

The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, U.S. Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

-   enforce patents that we own or license;

-   protect trade secrets or know-how that we own or license; or

- determine the enforceability, scope and validity of the proprietary rights of others.

If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse

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determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS AND WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS.

Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. If our products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our product candidates has been approved for sale in the United States or any foreign market. The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Delays in obtaining regulatory approvals may:

- adversely affect the commercialization of any drugs that we or our collaborative partners develop;

-   impose costly procedures on us or our collaborative partners;

- diminish any competitive advantages that we or our collaborative partners may attain; and

-   adversely affect our receipt of revenues or royalties.

Any required approvals, once obtained, may be withdrawn. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

-   delays in clinical trials or commercialization;

- refusal of the FDA to review pending market approval applications or supplements to approval applications;

-   product recalls or seizures;

-   suspension of production;

-   withdrawals of previously approved marketing applications; and

-   fines, civil penalties and criminal prosecutions.

We expect to rely on our collaborative partners to file investigational new drug applications and generally direct the regulatory approval process for many of our products. Our collaborative partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If we fail to obtain required governmental approvals, we or our collaborative partners will experience delays in or be precluded from marketing products developed through our research. In addition, the commercial use of our products will be limited.

We and our contract manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. We or our contract manufacturers may not be able to comply with the applicable good manufacturing practice

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requirements and other FDA regulatory requirements. If we or our contract manufacturers fail to comply, we could be subject to fines or other sanctions, or be precluded from marketing our products.

WE FACE UNCERTAINTY OVER REIMBURSEMENT AND HEALTHCARE REFORM.

In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to commit a significant amount of management time and financial and other resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our product candidates, the market acceptance of our products may be adversely affected.

WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
INSURANCE.

The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims and financial losses resulting from the use or sale of our products. We have obtained limited product liability insurance coverage for our clinical trials. Our insurance coverage limits are $1 million per occurrence and $1 million in the aggregate. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for product candidates in development. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE, AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

- changes in, or failure to achieve, financial estimates by securities analysts;

-   new products or services introduced or announced by us or our competitors;

-   announcements of technological innovations by us or our competitors;

-   actual or anticipated variations in quarterly operating results;

-   conditions or trends in the biotechnology and pharmaceutical industries;

- announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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-   additions or departures of key personnel; and

-   sales of our common stock.

In addition, the stock market in general, and the Nasdaq National Market in particular, has experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and pharmaceutical companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

We will retain broad discretion over the use of proceeds from this offering. You may not agree with how we spend the proceeds, and our use of the proceeds may not yield a significant return or any return at all. Because of the number and variability of factors that determine our use of the net proceeds from this offering, our ultimate use of the proceeds might vary substantially from our currently planned uses. See "Use of proceeds" for a description of our current plans for using the proceeds from this offering.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price will be determined by negotiations between us and representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market. See "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

OUR PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN
APPROXIMATELY   % OF OUR COMMON STOCK, WHICH MAY PREVENT NEW INVESTORS FROM
INFLUENCING CORPORATE DECISIONS.

After this offering, our stockholders who currently own over 5% of our common stock, our directors and executive officers will beneficially own approximately
      % of our outstanding common stock or       % if the underwriters exercise
their over-allotment option in full. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of Versicor even if beneficial to our stockholders and deprive the stockholders of a control premium for their shares. See "Principal stockholders" for additional information on the concentration of ownership of our common stock.

WE HAVE IMPLEMENTED A STOCKHOLDER RIGHTS PLAN AND ARE SUBJECT TO OTHER ANTI-TAKEOVER PROVISIONS.

Our stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may make it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Versicor. This could limit the price that certain investors might be willing to pay in the future for our shares of common

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stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws provide for:

-   staggering of the election of the board of directors;

- issuance of preferred stock without any vote or further action by the stockholders;

- calling of special stockholder meetings only by the Chairman of the board of directors, the president, or a majority of the board of directors;

- elimination of the right of stockholders to act by written consent without a meeting; and

- specific procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings.

We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There
will be       shares of common stock outstanding immediately after this
offering, or       shares if the underwriters exercise their over-allotment
option in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in
Rule 144 of the Securities Act. The remaining              shares of common
stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

After this offering, we intend to register approximately       shares of common
stock which are reserved for issuance upon exercise of options granted under our stock option plans. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. See "Shares eligible for future sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The initial public offering price of our common stock is expected to be substantially higher than the pro forma net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this
offering, you will incur immediate dilution of approximately $      in the pro
forma net tangible book value per share of common stock from the price per share that you pay for the common stock (based upon an assumed initial public offering
price of $                per share). If the holders of outstanding options or
warrants exercise those options or warrants at prices below the initial public offering price, you will incur further dilution. See "Dilution."

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

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Forward-looking information

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of those statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we
are offering will be approximately $      million, assuming an initial public
offering price of $      per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the
net proceeds will be approximately $      million.

We currently intend to use the net proceeds to fund our operations, including clinical development of existing product candidates, acquisition of and development related to new product candidates, and commercialization of product candidates. In addition, we also intend to use a portion of the net proceeds to hire additional personnel. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. We intend to use the balance of the net proceeds for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways which the stockholders may not deem desirable.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of December 31, 1999:

-   on an actual basis;

- on a pro forma as adjusted basis to give effect to the automatic conversion of 13,341,710 shares of our preferred stock outstanding as of December 31, 1999 into 13,341,710 shares of common stock upon the closing of this
    offering, and the issuance and the sale of              shares of common
    stock offered by this prospectus at an assumed initial public offering price
    of $          per share, after deducting the underwriting discounts and
    commissions and estimated offering expenses, and our receipt of the net proceeds from that sale.

                                                                                        PRO FORMA
                                                                   ACTUAL              AS ADJUSTED
                                                                     (IN THOUSANDS, EXCEPT PER
                                                                     SHARE AND SHARE AMOUNTS)
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents...................................           $34,619                      $
                                                              ================       ================
Term note payable, less current portion.....................            $4,310                 $4,310
                                                              ----------------       ----------------
Convertible and redeemable convertible preferred stock, par
  value $0.001;
  Authorized shares--14,292,111 actual, 950,401 pro forma as adjusted
  Issued and outstanding shares--13,341,710 actual, none pro
    forma as adjusted.......................................           125,493                     --
                                                              ----------------
Stockholders' equity (deficit):
  Common stock, par value $0.001;
  Authorized shares--35,000,000 actual and pro forma as
    adjusted
  Issued and outstanding shares--546,681 actual, 13,888,391
    pro forma as adjusted...................................                 1                     14
Additional paid-in capital..................................            19,191
Deferred stock compensation.................................           (12,108)               (12,108)
Accumulated deficit.........................................           (97,530)               (97,530)
                                                              ----------------       ----------------
    Total stockholders' equity (deficit)....................           (90,446)
                                                              ----------------       ----------------
    Total capitalization....................................           $39,357                      $
                                                              ================       ================

The table above does not include:

- 1,653,173 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $0.54 per share;

- 206,649 additional shares of common stock made available for future issuance under our 1997 Equity Incentive Plan;

- 36,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999 at $5.56 per share;

- 134,500 shares of Series C preferred stock issuable upon exercise of warrants outstanding as of December 31, 1999 at $5.00 per share; and

- 180,989 shares of Series F preferred stock issuable upon exercise of warrants outstanding as of December 31, 1999 at $5.90 per share.

The warrants for Series C and Series F preferred stock described above will be exercisable for common stock upon completion of this offering. To the extent that the above options and warrants are exercised, there will be further dilution to new investors. See "Management--Employee benefit plans."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dilution

Our pro forma net tangible book value as of December 31, 1999 was approximately $35 million, or $2.52 per share, based on the pro forma number of shares of common stock outstanding as of December 31, 1999 of 13,888,391, calculated after giving effect to the automatic conversion of 13,341,710 shares of our preferred stock outstanding as of December 31, 1999 into 13,341,710 shares of our common stock.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards, after giving effect to the
sale of       shares in this offering at an assumed initial offering price of
$      per share and after deducting underwriting discounts and commissions and offering expenses. This represents an immediate increase in pro forma net
tangible book value of $      per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $      per share to
new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.                         $
  Pro forma net tangible book value per share as of December
    31,
    1999....................................................   $2.52
  Increase attributable to the offering.....................
                                                               -----
Pro forma net tangible book value per share after the
  offering..................................................
                                                                          -----
Dilution per share to new investors.........................              $
                                                                          =====

The following table summarizes, on a pro forma basis as of December 31, 1999, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                                              SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE PRICE
                                             NUMBER      PERCENT       AMOUNT      PERCENT      PER SHARE
-----------------------------------------------------------------------------------------------------------
Existing stockholders....................  13,888,391         %     $                   %         $
New investors............................
                                           ----------      ---      -----------      ---
Total....................................                  100%     $                100%         $
                                           ==========      ===      ===========      ===

After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of December 31, 1999, the average price
per share of existing stockholders would be reduced by $      per share to
$      per share.

After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of December 31, 1999, our pro forma net
tangible book value per share as of December 31, 1999 would be $      per share,
representing an immediate increase in net tangible book value of $      per
share to existing stockholders and an immediate dilution in net tangible book
value of $      per share to new investors.

If the underwriters exercise their over-allotment option in full, the following will occur:

-   the percentage of shares of our common stock held by existing stockholders
    will decrease to approximately       % of the total number of shares of our
    common stock outstanding after this offering;

-   the number of shares of our common stock held by new public investors will
    increase to              , or approximately       % of the total number of
    shares of our common stock outstanding after this offering; and

-   our pro forma net tangible book value will increase to $      per share to
    existing stockholders and our pro forma net tangible book value will be
    diluted by $      per share to new investors.

--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Selected financial data

The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from our audited financial statements which are included elsewhere in this prospectus. The statement of operations data for the period from May 22, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial data not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our preferred stock was converted into shares of our common stock on the date of their issuance. See footnote 1 of notes to financial statements.

                                            PERIOD FROM
                                            MAY 2, 1995
                                           (INCEPTION) TO
                                            DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                1995          1996        1997        1998         1999
STATEMENT OF OPERATIONS DATA                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------------
Revenues:
  License fees and milestones............          $--           $--         $--         $--          $525
  Collaborative research and development
    and contract services................           --            --          --          --         3,750
  Intercompany research and
    development..........................           --         2,965          --          --            --
                                            ----------      --------    --------    --------    ----------
    Total revenues.......................           --         2,965          --          --         4,275
                                            ----------      --------    --------    --------    ----------
Operating expenses:
  Research and development...............          620         5,945       5,403      11,429        25,472
  General and administrative.............          473         1,405         807       1,386         2,586
                                            ----------      --------    --------    --------    ----------
    Total operating expenses.............        1,093         7,350       6,210      12,815        28,058
                                            ----------      --------    --------    --------    ----------
Loss from operations.....................       (1,093)       (4,385)     (6,210)    (12,815)      (23,783)
Interest income..........................           --            10         104         770           749
Interest expense.........................          (17)         (418)       (178)       (540)       (2,050)
Other....................................           --             2          --          --           (14)
                                            ----------      --------    --------    --------    ----------
Net loss.................................       (1,110)       (4,791)     (6,284)    (12,585)      (25,098)
Preferred stock deemed dividends and
  accretion to redemption value..........           --            --        (422)     (2,527)      (44,713)
                                            ----------      --------    --------    --------    ----------
Net loss available to common
  stockholders...........................      $(1,110)      $(4,791)    $(6,706)   $(15,112)     $(69,811)
                                            ==========      ========    ========    ========    ==========
Net loss per share, basic and diluted....      $(15.77)      $(25.50)    $(30.39)    $(58.88)     $(164.80)
                                            ==========      ========    ========    ========    ==========
Shares used in computing net loss per
  share, basic and diluted...............       70,369       187,875     220,667     256,640       423,610
                                            ==========      ========    ========    ========    ==========
Pro forma net loss per share, basic and
  diluted (unaudited)....................                                                           $(2.96)
                                                                                                ==========
Shares used in computing pro forma net
  loss per share, basic and diluted
  (unaudited)............................                                                        8,490,621
                                                                                                ==========

                                                                 AS OF DECEMBER 31,
                                               1995          1996        1997        1998         1999
BALANCE SHEET DATA                                                 (IN THOUSANDS)
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents................         $--           $--      $9,562      $4,507       $34,619
Total assets.............................         333         3,293      26,258      15,865        45,233
Term loan payable, less current
  portion................................          --            --       6,034       5,172         4,310
Convertible subordinated note to
  Sepracor...............................       1,142         5,066          --          --            --
Advance from Sepracor....................          --         2,680          --          --            --
Convertible and redeemable convertible
  preferred stock........................          60            60      31,472      33,984       125,493
Accumulated deficit......................      (1,110)       (5,901)    (12,607)    (27,719)      (97,530)
Total stockholders' deficit..............      (1,089)       (5,880)    (12,551)    (27,076)      (90,446)

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                                                                              25

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

BACKGROUND

Since we began our operations in May 1995, we have devoted substantially all of our resources to the discovery and development of pharmaceutical products for the treatment of bacterial and fungal infections, primarily in the hospital setting. We have not generated any revenues from product sales. We have one product candidate in Phase II clinical trials, one product candidate in Phase I clinical trials and several lead compounds in preclinical studies.

Our revenues in the near term are expected to consist primarily of license fees, milestone payments and collaborative research payments to be received from our collaborative partners. These payments are dependent on achievement of certain milestones. If our development efforts result in clinical success, regulatory approval and successful commercialization of our products, we will generate revenues from sales of our products and from receipt of royalties on sales of licensed products.

Our expenses have consisted primarily of costs incurred in licensing existing product candidates, research and development of new product candidates, and from general and administrative costs associated with our operations. We expect our licensing costs to increase as certain milestones are achieved, and our research and development expenses to increase as we continue to develop our product candidates. We also expect that our general and administrative expenses will increase as we add personnel and assume the obligations of a public reporting company. In addition, we expect to incur sales and marketing expenses in the future when we establish our sales and marketing organization.

We have recorded deferred stock compensation expense in connection with the grant of stock options to employees and consultants. Deferred stock compensation for options granted to employees is the difference between the deemed value for financial reporting purposes of our common stock on the date such options were granted and their exercise price. Deferred stock compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. Deferred stock compensation for options granted to consultants is periodically remeasured as the underlying options vest in accordance with Emerging Issues Task Force No. 96-18.

We recorded deferred stock compensation of approximately $1.2 million in the year ended December 31, 1998, and $15.9 million in 1999. These amounts were recorded as a component of stockholders equity and are being amortized as charges to operations over the vesting periods of the options. We recorded amortization of deferred stock compensation of approximately $537,000 for the year ended December 31, 1998, and $4.4 million in 1999. For options granted to employees through December 31, 1999, we expect to record additional amortization expense for deferred compensation as follows: $5.8 million in 2000, $3.1 million in 2001, $1.6 million in 2002 and $0.6 million in 2003. Amortization expense relates to options awarded to employees and consultants and is assigned to all

--------------------------------------------------------------------------------
26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

operating expense categories in the statements of operations. See footnote 8 of notes to financial statements. We may record additional deferred compensation expense if we grant additional options prior to our initial public offering.

Since our inception, we have incurred significant losses. As of December 31, 1999, we had an accumulated deficit of $97.5 million, which includes a charge of $41.7 million for deemed dividends related to a beneficial conversion feature associated with preferred stock issued during 1999. We anticipate incurring additional losses, which may increase, for the foreseeable future.

We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including payments made or received pursuant to licensing or collaboration agreements, progress of our research and development efforts, and the timing and outcome of regulatory approvals. Our limited operating history makes predictions of future operations difficult or impossible.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUE

Revenues were $4.3 million in 1999. We did not record any revenues in 1998. Revenues in 1999 consisted of $2.1 million of collaborative research and development fees and contract services and licensing fees received from Pharmacia & Upjohn under our collaborative agreement. We also recorded revenues during 1999 related to $1.7 million of collaborative research and development fees and a $500,000 milestone payment received from Novartis under our collaboration agreement. At December 31, 1999 we had $975,000 of deferred revenue representing research and development payments from collaborative partners that will be recognized on a straight line basis through the first quarter of 2002.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased to $25.5 million in 1999 from $11.4 million in 1998. Research and development expenses consist of salaries and related costs of research and development personnel as well as the costs of consultants, parts and supplies associated with research and development projects. During 1999 we recorded $14 million of expense related to license fees and for product inventory to Eli Lilly and non-cash stock compensation expense of $3.3 million. Research and development expenses in 1998 included license fees and milestone payments of $3.6 million relating to our agreements with Biosearch Italia and non-cash stock compensation expense of approximately $536,000. Excluding these initial license fees and milestone payments to our collaborative partners and the non-cash stock compensation expenses, research and development expenses in 1999 were $8.2 million as compared to $7.3 million in 1998. The increase was primarily attributable to research activities conducted under our collaborative agreements for which we received collaborative research funding.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased to $2.6 million in 1999 from $1.4 million in 1998. General and administrative expenses consist of salaries and related costs for executive and other administrative personnel as well as the costs of facilities, insurance, legal support and administrative service fees paid to Sepracor. General and administrative expenses included
$1.1 million of non-cash

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

stock compensation expense in 1999. Excluding these non-cash stock compensation charges, general and administrative expenses were $1.5 million in 1999 as compared to $1.4 million in 1998.

NET INTEREST INCOME (EXPENSE)

Net interest expense was $1.3 million in 1999 compared to net interest income of $230,000 in 1998. Net interest income (expense) consists of interest income on cash and cash equivalents and restricted cash and interest expense on term loans payable, and in 1999, on a bridge financing. Interest expense in 1999 includes non-cash interest expense of $1.4 million related to the deemed fair value of warrants issued in connection with the bridge loan financing.

INCOME TAXES

As of December 31, 1999, we had federal net operating loss carryforwards of approximately $12 million. As of December 31, 1999, we have recorded a full valuation allowance for our existing net deferred tax assets due to uncertainties regarding their realization. We also have federal research tax credit carryforwards of $795,000. The federal net operating loss and credit carryforwards expire beginning in the year 2010, if not utilized. Utilization of the federal net operating losses and credit carryforwards may be limited by the change of ownership provisions contained in Section 382 of the Internal Revenue Code.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUE

We did not record any revenues in either 1998 or 1997.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased to $11.4 million in 1998 from $5.4 million in 1997. Research and development expenses in 1998 included $3.6 million of license fees and milestones payable to Biosearch Italia and non-cash stock compensation expense of approximately $536,000.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased to $1.4 million in 1998 from $807,000 in 1997. The increase was primarily attributable to increased taxes and legal expenses.

NET INTEREST INCOME (EXPENSE)

Net interest income was $230,000 in 1998 compared to net interest expense of $75,000 in 1997. The increase was attributable to higher average cash balances.

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28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations principally with the proceeds of $78.5 million from a series of six preferred stock offerings over the period 1995 through 1999 as follows:

                                                                                            AMOUNT
                                                                   NO. OF     PRICE PER   (DOLLARS IN
ISSUE                                                    YEAR      SHARES       SHARE      MILLIONS)
-----------------------------------------------------------------------------------------------------
Preferred Stock, Series A............................    1995        36,000     $1.67         $0.06
Preferred Stock, Series B............................    1997     1,095,000      8.70          9.53
Preferred Stock, Series C............................    1997     4,400,000      5.00         22.00
Preferred Stock, Series D-1..........................    1999       500,000      7.50          3.75
Preferred Stock, Series E-1..........................    1999       500,000      6.00          3.00
Preferred Stock, Series F............................    1999     6,810,710      5.90         40.18
                                                                                             ------
                                                                                             $78.52
                                                                                             ======

Each share of preferred stock is convertible into one share of our common stock.

We have also received $8.2 million in payments for collaborative research, contract services and milestone payments, as well as license fees from our collaborative partners, including Sepracor. Of these payments, $975,000 constitutes deferred revenue as of December 31, 1999 that will be recognized on a straightline basis through the first quarter of 2002.

In addition, we have a $6 million term loan agreement with Fleet National Bank. This loan bears interest at a rate of prime plus 0.50% and is payable in 15 equal quarterly installments of $215,500, with the balance due on December 31, 2002. The proceeds of this loan were used to repay Sepracor for leasehold improvements to our facilities in Fremont, California, and for general corporate purposes. As of December 31, 1999 there was an outstanding balance of $5.2 million under this agreement. The loan agreement requires that we maintain
$5 million of cash and cash equivalents, of which $4 million must remain on deposit with Fleet.

At December 31, 1999, cash, cash equivalents, exclusive of $5 million of restricted cash, totaled $34.6 million compared to $4.5 million at December 31, 1998. Our cash reserves and cash equivalents consist mainly of short term commercial paper and demand accounts with major financial institutions.

Cash used in operations was $15.4 million and $9.6 million for the years ended December 31, 1999 and 1998, respectively. The net loss for 1999 of $25.1 million was partially offset by non-cash charges for depreciation, amortization and stock compensation of $6.7 million. Other sources of cash were increases in deferred revenue and other long term liabilities of $3 million.

Financing activities provided $45.8 million of cash during 1999, primarily from net proceeds of $41.1 million received from the issuance of preferred stock and $5.5 million from convertible subordinated notes.

We have budgeted approximately $300,000 for capital expenditures in 2000, primarily for leasehold improvements.

We expect to have negative cash flow from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to additions to personnel and production and commercialization efforts. Our future capital requirements will depend on a number of factors, including our success in developing markets for our products, payments received or made under collaborative agreements, the availability of government research grants, continued progress of

--------------------------------------------------------------------------------
                                                                              29
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

our research and development of product candidates, the timing and outcome of regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the need to acquire licenses to new products or compounds, the status of competitive products and the availability of other financing. We believe our existing cash, cash equivalents and short-term investments, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital equipment requirements for at least the next two years.

Except for the Fleet loan agreement, we have no credit facility or other committed sources of capital. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. We cannot assure you that additional debt or equity financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain product candidates or lead compounds that we might otherwise seek to develop or commercialize.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to market risk is currently confined to our cash and cash equivalents and restricted cash that have maturities of less than three months. We currently do not hedge interest rate exposure. Because of the short term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant negative impact on the realized value of our investments, but may negatively impact the interest expense associated with our long term debt.

YEAR 2000 MATTERS

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields must accept four digit entries to distinguish 21st century dates from 20th century dates. Products containing this capability are generally considered to be "Year 2000 compliant." Computer systems and/or software products used by many companies have required upgrades to be Year 2000 compliant. We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include our products, products purchased from or manufactured by third parties, and our internal management information systems. Although we have expended resources to review our products and our internal management information systems to remedy those systems that are not Year 2000 compliant, we cannot assure you that the modifications we made were successful. To date, we are not aware of any major Year 2000 compliance problems impacting our business, but we cannot assure you that there will be no Year 2000 compliance disruptions in the coming months.

THE ABOVE STATEMENT IS A YEAR 2000 READINESS DISCLOSURE WITHIN THE MEANING OF THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivative instruments be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of

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30
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

comprehensive income, depending on the type of relationship that exists. We have not engaged in significant hedging activities or invested in derivative instruments. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000.

On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25 which has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could effect our future earnings.

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Business

OVERVIEW

Versicor is a biopharmaceutical company focused on the marketing, development and discovery of pharmaceutical products for the treatment of bacterial and fungal infections. The market for antiinfective products is large and growing, reporting nearly $24 billion in worldwide sales in 1998. We intend to focus on antiinfective products that have competitive advantages over existing products, such as greater potency, improved effectiveness against resistant strains and reduced toxicity. Because the development process for antiinfectives is relatively efficient and well-defined, we believe the costs and time required to bring new products to market can be significantly less than other major therapeutic categories.

We have a distinct, two-fold approach to product development and marketing. Our primary strategy is to focus on the development of proprietary products, concentrating on injectable antibiotic and antifungal products for the hospital market, which accounted for $6.5 billion in worldwide sales in 1998. We expect to market these products to hospitals in North America through our own direct sales force, which we believe can be established with a targeted and cost-effective sales and marketing infrastructure. Our product candidates target disease indications that represent substantial markets where there is significant demand for new therapies.

Our secondary strategy is to collaborate with major pharmaceutical companies to develop orally administered antibiotic and antifungal products. Orally administered products require substantial development expenditures and extensive sales and marketing infrastructures to reach their full market potential. Through these collaborations, we intend to leverage our technology platform to discover and supply lead compounds while our partners conduct pre-clinical, clinical development, marketing and sales activities to transform the compounds into pharmaceutical products. We expect to receive research funding, milestone payments and equity investments from our collaborative partners, as well as royalty fees if the products are commercialized.

PROPRIETARY PRODUCTS

Our lead product candidate, V-Echinocandin, is an antifungal intended for the intravenous treatment of serious systemic fungal infections. V-Echinocandin has potent fungicidal activity, a broad spectrum of activity against CANDIDA (including fluconazole-resistant strains) and ASPERGILLUS, low potential for developing resistance and a novel mechanism of action. We believe V-Echinocandin will have competitive advantages over existing therapies because it combines potent fungicidal activity with a good safety profile. V-Echinocandin is currently in Phase II clinical trials, where it has shown significant activity and has been well tolerated. We plan to initiate a Phase III trial in the first quarter of 2001.

Our second product candidate, V-Glycopeptide, is a second-generation antibiotic belonging to the same class as vancomycin and is intended for the treatment of serious, systemic gram-positive infections, particularly STAPHYLOCOCCI. V-Glycopeptide has potent bactericidal effect. In comparison to vancomycin, V-Glycopeptide has a more potent broad spectrum of gram-positive activity, enhanced potency against methicillin-resistant STAPHYLOCOCCUS strains, and appears to be suitable for once-daily administration. V-Glycopeptide is currently in Phase I safety and tolerance studies in the United Kingdom and we expect to begin additional studies in the United States during the second half of 2000.

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PARTNERED PRODUCT PROGRAMS

Our first partnered product program is a collaboration with Pharmacia & Upjohn aimed at identifying second and third generation oxazolidinones. Oxazolidinones promise to be the first new major chemical class of antibacterial products to enter the market in over 20 years. They are active against a broad range of gram-positive pathogens including multidrug resistant STAPHYLOCOCCI, STREPTOCOCCI and ENTEROCOCCI. Pharmacia & Upjohn has filed a new drug application, independent of us, for the first generation oxazolidinone called Linezolid-TM-. We have identified several structurally novel second generation oxazolidinone candidates that have a broader spectrum of activity (including the key respiratory pathogen H. INFLUENZAE), improved potency against multidrug resistant bacteria, and good activity in preclinical IN VIVO studies when administered orally.

Our second partnered product program is a collaboration with Novartis Pharma AG to develop deformylase inhibitors. Deformylase is an essential enzyme present in bacteria but absent in human cells, and thus represents a good target for the discovery of inhibitors that can serve as broad spectrum antibacterial agents. We have identified several lead molecules that are active against multidrug resistant strains, as well as important respiratory pathogens such as S. PNEUMONIAE, H. INFLUENZAE and M. CATARRHALIS. Several lead compounds have demonstrated activity in IN VIVO preclinical studies when administered orally, representing a rare example of DE NOVO design of an active antibacterial agent.

DISCOVERY PLATFORM

Our product pipeline is fueled by an integrated discovery platform that combines our proprietary expertise in the critical areas of genomics and rational drug design, as well as lead optimization. In addition, we have established a lead optimization partnership called BIOCOR with Biosearch Italia. Through this partnership, Biosearch contributes lead compounds and we contribute our expertise in genomics, rational drug design and lead optimization to generate promising new antiinfective product candidates.

MARKET OPPORTUNITY

Infectious diseases are caused by pathogens such as bacteria and fungi that enter the body through the skin or mucous membranes of the lungs, nasal passages or gastrointestinal tract, and overwhelm the body's immune system. These pathogens then establish themselves in various tissues and organs throughout the body and cause a number of serious and, in some cases, lethal infections, including those of the bloodstream, skin and soft tissue, heart, lung, liver and urinary tract. Patients with impaired immune systems due to age, chemotherapy, organ transplants or AIDS are particularly susceptible to such infections.

According to the most recent data provided by the U.S. Centers for Disease Control and Prevention, for the period 1980 to 1992, approximately two million hospital-acquired infections occurred annually in the United States, accounting for more than eight million days of extended hospital stay and causing more than $4 billion in additional health care costs each year. While overall per capita mortality rates declined in the United States from 1980 to 1992, the per capita mortality rate due to infectious diseases increased 58% over this period, making infectious diseases the third leading cause of death in the United States. We believe that bacterial and fungal infections, especially infections caused by difficult-to-treat, drug resistant bacteria and fungi, cause or contribute to a substantial majority of these deaths.

Antiinfective pharmaceutical products work by interfering with specific targets in a bacterial or fungal pathogen, thereby inhibiting a cell function essential to its survival. Currently available antiinfective

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products can be divided into the following five broad categories, according to the type of cell function they inhibit: (1) tetracyclines, macrolides and aminoglycosides (protein synthesis); (2) penicillins, cephalosporins, carbapenems, and glycopeptides (cell wall synthesis); (3) fluoroquinolones (nucleic acid synthesis); (4) trimethoprim and sulfonamides (cell metabolism); and (5) azoles and polyenes (fungal cell membrane synthesis/function).

Currently available antiinfective products have a number of limitations. Many are not as potent as new products under development, and their efficacy is fading as the number of multidrug resistant strains of bacteria and fungi increases. Many also have severe adverse side effects. Despite these limitations, there have been no new major classes of antibiotic or antifungal products brought to the market for nearly 20 years. We believe this lack of new products is due to the misperception that bacterial and fungal infections had been conquered. As a result, most major pharmaceutical companies de-emphasized their efforts to discover and develop new antiinfective therapies.

We believe the antiinfective market presents a highly attractive opportunity for three major reasons:

- LARGE MARKET. The market for antibiotics and antifungals represents the third largest worldwide pharmaceutical drug market, with 1998 sales of nearly $24 billion. The hospital antiinfective market, where we will target our proprietary products, totaled $6.5 billion worldwide in 1998.

- GROWING NEED FOR NEW DRUGS. The number of patients with impaired immune systems has been increasing dramatically due to the aging of the population, growing use of therapies such as chemotherapy and organ transplantation, and the prevalence of AIDS. These patients are particularly susceptible to serious infection because of their immunosuppression. In addition, the increasing resistance of infectious agents has led to an increased number of serious infections in patients who are not immunosuppressed. As a result, there is a strong demand for new drugs that are more potent, more effective against resistant strains, and that cause fewer side effects than existing therapies.

- EFFICIENT AND WELL-DEFINED DRUG DEVELOPMENT PROCESS. IN VITRO and early IN VIVO testing of antiinfective drugs has been shown to be more predictive of clinical results than other therapeutic categories. Moreover, antiinfectives that successfully complete Phase I clinical testing are more likely to be efficacious and to receive regulatory approval. As a result, the costs and time required to develop antiinfectives are greatly reduced in comparison to other major therapeutic categories.

OUR STRATEGY

Versicor's objective is to be a leader in the marketing and development of pharmaceutical products for the treatment of bacterial and fungal infections in the hospital setting. We intend to focus on products that have a competitive marketing advantage over existing drugs, such as greater potency, effectiveness against resistant strains and reduced toxicity. We have a distinct, two-fold approach to product development and marketing. Our primary strategy is to focus on the development of proprietary products, concentrating on injectable antibiotic and antifungal products for the hospital market. Our secondary strategy is to collaborate with major pharmaceutical companies to develop orally administered products. Versicor's top management has over 50 years of experience with large multinational pharmaceutical companies evaluating preclinical, clinical and marketed antiinfective drugs. We believe this extensive experience will give us a competitive advantage in selecting those products that can be most effectively commercialized.

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To accomplish our objectives we are pursuing the following strategies:

- IN-LICENSE COMPOUNDS AND PRODUCTS WITH DEMONSTRATED POTENTIAL. We intend to accelerate our product development and revenue generation by selectively in-licensing compounds for development and products for sale. We expect to concentrate on antibacterial and antifungal compounds and products that have demonstrated success in pre-clinical studies, and that can be differentiated in the market. We also intend to focus on licensing compounds and products that are synergistic with our existing portfolio in terms of time to market and product positioning. We believe our management's knowledge of the industry and personal contacts with major pharmaceutical companies will be a significant advantage in executing our licensing strategy. Our two lead product candidates, V-Echinocandin and V-Glycopeptide, both were acquired through in-licensing arrangements.

- LEVERAGE OUR INTERNAL DISCOVERY PLATFORM TO EXPAND OUR PRODUCT PIPELINE. We intend to fuel our product pipeline by exploiting our internal expertise to generate product candidates. Our strategy is to select lead molecules that are underexploited and can be optimized through combinatorial chemistry, and to use genomics to select targets that allow a mechanism-based approach to product design. We believe the successful integration of this platform will enable us to more rapidly identify and develop successful products. We believe our collaborations with Pharmacia & Upjohn and Novartis Pharma AG validate the strength of our internal discovery platform.

- OBTAIN LEAD COMPOUNDS THROUGH BIOCOR. We intend to further strengthen our product pipeline through our BIOCOR lead optimization partnership with Biosearch Italia. The majority of currently marketed antibacterial products are made by the chemical modification of molecules that are produced by microbes. Previously, the processes used to perform these modifications were tedious and slow because of the complex nature of the molecules. Versicor's expertise in combinatorial chemistry permits a more rapid optimization approach to chemical modification. However, a substantial infrastructure is required to produce, isolate and characterize natural product leads of this type. With over 20 years of research, Biosearch Italia has accumulated large libraries of lead compounds. Our BIOCOR partnership allows us to obtain and optimize lead compounds without incurring the cost of establishing our own infrastructure.

- ACQUIRE BUSINESSES THAT CAN ACCELERATE OUR DEVELOPMENT. In addition to developing our portfolio through in-licensing, internal development and collaborations, we also plan to pursue acquisition opportunities when market conditions are attractive. Acquisitions in some cases provide the fastest and most cost-effective means to bolster our product pipeline and accelerate our product development. We intend to focus on acquiring companies that can provide us access to new compounds that have demonstrated potential in preclinical or clinical studies, products that are synergistic with our existing portfolio, and sales and marketing capabilities.

- TARGET OUR SALES FORCE ON THE NORTH AMERICAN HOSPITAL MARKET. We believe we can market and sell our products successfully into the North American hospital market with a relatively small direct sales force. Our management has experience in building specialty pharmaceutical sales forces and plans to do so six to nine months prior to introducing our first product into the North American market. Outside the North American hospital market, we expect to partner with multinational pharmaceutical companies to market our products. This strategy is designed to avoid the cost of a large international marketing infrastructure, and to take advantage of our partners' expertise, relationships and product portfolios that service these large markets.

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OUR PRODUCT CANDIDATES

Our product candidates can be divided into two categories: proprietary products and partnered product programs. Proprietary products are injectable antibiotics and antifungals developed or acquired by Versicor for the treatment of serious infections in the hospital setting. Partnered product programs are orally administered antibiotics and antifungals developed through our collaborations for the treatment of community-acquired infections that can often be treated with bacteriostatic agents. The table below summarizes our product candidates and programs, their target infections, their nature of activity and their development status.

                                    [CHART]

PROPRIETARY PRODUCTS

V-ECHINOCANDIN, A NOVEL ANTIFUNGAL FOR THE TREATMENT OF SERIOUS INFECTIONS

TARGET INFECTIONS

Serious fungal infections such as CANDIDA and ASPERGILLUS generally occur in patients with impaired immune systems. In 1998, 2.5 million patients were hospitalized in the United States for chemotherapy, organ transplantation or AIDS. Approximately 25% of these patients developed serious fungal infections, which in these patient populations are associated with a high percentage of morbidity and mortality. The mortality rate for CANDIDA infections has been reported to be 38%, and that for ASPERGILLUS ranges from 65% to 95%.

The number of patients suffering from serious fungal infections is on the increase and the treatment options remain very limited. Currently, there are only two major classes of antifungal drugs approved for marketing: the polyenes (amphotericin B and related compounds) and the azoles (fluconazole and itraconazole). The polyenes generally are limited by serious side effects, including chills, diarrhea, nausea, vomiting and metabolic/nutritional disorders. The azoles are limited by the fact that they inhibit rather than kill fungi and by an increasing resistance problem. Despite these limitations, these two drug classes generated over $1 billion in U.S. sales in 1998.

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PRODUCT DESCRIPTION

Versicor is developing V-Echinocandin to target the need for a new class of antifungal drug that combines the efficacy and killing effect of the polyenes with the safety profile of the azoles. V-Echinocandin is a novel intravenous antifungal product candidate derived from a naturally occurring molecule that has been significantly improved through chemical modification. We believe V-Echinocandin has the following competitive advantages:

- POTENT BROAD SPECTRUM ACTIVITY. V-Echinocandin has highly potent IN VITRO activity against the fungi responsible for serious systemic infections, and is especially active against CANDIDA, including fluconazole-resistant strains, and ASPERGILLUS. Figures A and B below illustrates the IN VITRO potency of V-Echinocandin.

- FUNGICIDAL. Five minutes exposure to V-Echinocandin IN VITRO kills more than 99% of CANDIDA. By comparison, azoles such as fluconazole are fungistatic, meaning that they merely inhibit the growth of fungi and do not kill them. This is an important feature of V-Echinocandin, because its target patient population is immunosuppressed. Patients that are severely immunosuppressed can be more effectively treated with a therapy that is fungicidal rather than fungistatic.

- NOVEL MECHANISM OF ACTIVITY. V-Echinocandin is a new class of antifungal drug that selectively inhibits a critical enzyme found only in fungi that is involved in cell wall synthesis. This mechanism is completely different from that of the polyenes and azoles. Because of this different mechanism, there is no cross resistance with marketed pharmaceutical products (products with same mechanism frequently show cross resistance).

- LOW POTENTIAL FOR DEVELOPING RESISTANCE. In the laboratory it has proved very difficult to develop resistance to V-Echinocandin. Under the same conditions it is easy to develop resistance to fluconazole.

- WELL TOLERATED IN HUMANS. In five separate clinical trials involving over 100 volunteers and patients, V-Echinocandin was well tolerated and safe.

POTENCY

                                    FIGURE A

                                [GRAPHIC]

Description of Figure A: Two vertical bar graphs show the potency of V-Echinocandin and three comparable drugs against Aspergillus and Candida. The first graph is labeled Aspergillus and shows the MIC number for V-Echinocandin around 0.1. All three comparables have an MIC number greater than 0.1. The second graph, labeled Candida, shows that V-Echinocandin has an MIC number ranging from less than 0.1 to greater than 1. The three comparables have an MIC number equal to or greater than 1.

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                                     FIGURE B

                                [GRAPHIC]

           (taken from Espinel-Ingroff, 1998, Journal of Clinical
           Microbiology 36(10):2950-2956. CANDIDA data as MIC90;
           ASPERGILLUS data as geometric mean MIC)

Figures A and B above illustrate the IN VITRO potency for V-Echinocandin and three control drugs against CANDIDA and ASPERGILLUS, as measured by the minimal concentration of drug that inhibits growth, or MIC. The lower the MIC number (shown by the bar), the more potent the drug. The vertical length of the bar represents the range of MICs that was obtained when many different fungal strains were compared. The results show that V-Echinocandin has superior potency to the comparative antifungal drugs.

PHASE II RESULTS

In a non-comparative Phase II clinical trial involving 29 evaluable patients with esophagitis, V-Echinocandin demonstrated clinical efficacy and was well tolerated. Esophagitis is caused by a fungal infection of the esophageal surface, usually CANDIDA. It is a disease occurring largely in AIDS patients and is a serious cause of morbidity. Patients enrolled in this trial were treated with daily intravenous infusions of V-Echinocandin for up to 21 days. By the end of the treatment, over 80% of evaluable patients were cured or improved (as defined by endoscopy). No significant drug-related complications were reported. The results of this study are summarized in the table below:

       DOSAGE              COMPLETE        PARTIAL       TREATMENT        OBJECTIVE
(LOADING/MAINTENANCE)      RESPONSES      RESPONSES      FAILURES       RESPONSE RATE
-------------------------------------------------------------------------------------

     50 mg/25 mg               8              5              3           13/16 (81%)
-------------------------------------------------------------------------------------

     70 mg/35 mg               9              2              2           11/13 (85%)
-------------------------------------------------------------------------------------

A subsequent safety and tolerance study indicated that people can be safely dosed with twice the amount of V-Echinocandin administered in the above-mentioned esophagitis trial. We believe V-Echinocandin should achieve improved efficacy at this higher dose. In the first quarter of 2001, we intend to initiate a Phase III trial against esophagitis in which this new increased dose of V-Echinocandin will be compared with fluconazole. We also intend to initiate additional trials for the treatment of other infections caused by CANDIDA and ASPERGILLUS.

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V-GLYCOPEPTIDE, A SECOND GENERATION ANTIBIOTIC FOR THE TREATMENT OF SERIOUS
GRAM-POSITIVE INFECTIONS

TARGET INFECTIONS

In 1995, there were 1.9 million nosocomial (occurring in a hospital) infections and there were 88,000 deaths attributed to them. Gram-positive cocci, especially STAPHYLOCOCCI, are a significant cause of nosocomial infections (e.g., they are responsible for 44% of those that occur in the bloodstream). It has been estimated that the overall mortality rate for staphylococcal infections is about 25%. The two major STAPHYLOCOCCI responsible for nosocomial infections are STAPHYLOCOCCUS AUREUS and STAPHYLOCOCCUS EPIDERMIDIS. There is particular concern about the increasing prevalence of multidrug resistant forms of these two pathogens, which are referred to as MRSA and MRSE. Vancomycin is currently the drug of choice to treat serious staphylococcal infections caused by MRSA and MRSE in the hospital setting. Vancomycin is an intravenous drug and, although widely used, is limited by an infusion related side effect called the "Red Man Syndrome" that results in a marked flushing of the patient and other more serious effects. Vancomycin also has a rather short duration of action in the patient after administration and requires two to four times a day dosing to achieve efficacy. In 1997, U.S. sales of Vancomycin were $277 million.

PRODUCT DESCRIPTION

Versicor is developing V-Glycopeptide as an improved alternative to Vancomycin. V-Glycopeptide is a second generation glycopeptide intended for the intravenous treatment of serious hospital based infections caused by gram-positive COCCI, especially those caused by MRSA and MRSE, where the majority of vancomycin is currently used. V-Glycopeptide will not be targeted for Vancomycin-Resistant ENTEROCOCCI, or VRE, which accounts for only 9% of Vancomycin use. This novel glycopeptide has been developed by chemical modification of a naturally occurring antibiotic. We believe V-Glycopeptide offers the following competitive advantages over Vancomycin:

- MORE POTENT BROAD SPECTRUM OF GRAM-POSITIVE ACTIVITY. V-Glycopeptide is a significantly more potent antibiotic IN VITRO against a range of gram-positive bacteria, including all of the staphylococcal species.

- ENHANCED POTENCY AGAINST MRSA AND MRSE. The most difficult STAPHYLOCOCCI to treat are multidrug resistant MRSA and MRSE, for which Vancomycin is virtually the only treatment option available. As shown in Figure C below, V-Glycopeptide is IN VITRO the most potent antibiotic belonging to the glycopeptide class against MRSA and MRSE.

- ONCE DAILY DOSING. A variety of different animal model studies have shown that V-Glycopeptide has a long duration of action after administration, permitting a less frequent dosing regimen. It is anticipated that V-Glycopeptide will need to be administered only once a day to patients, which represents an improvement over Vancomycin, which has to be administered two to four times a day.

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POTENCY

                                    FIGURE C

Description of Figure C: Figure C is a vertical bar graph, labeled Methicillin-Resistant Staphylococci, that shows potency levels for V-Glycopeptide and three other comparables, Vancomycin, Teicoplanin and LY-333328. For each glycopeptide, one bar shows potency against MRSA and another bar shows potency against MRSE. For V-Glycopeptide, both bars start under 0.1 MIC and extend just above 1.0 MIC. The six bars for the three comparables start no lower than 0.1 MIC and extend beyond 10 MIC.

                                     [LOGO]

Figure C compares the potency of the four major glycopeptides as measured by their ability to inhibit the growth of MRSA and MRSE IN VITRO. The lower the amount of drug required to inhibit the bacteria, the greater the potency. The results show that V-Glycopeptide has significantly greater potency than the other glycopeptides shown.

PHASE I STATUS

V-Glycopeptide is currently in Phase I testing, during which its safety and tolerance are being investigated. Initial studies have been completed in the United Kingdom and we anticipate completing further Phase I studies in the United States during the second half of 2000. Phase II/III studies will be carried out in the United States starting in early 2001. These studies will involve indications for bacteremia and skin and soft tissue infections. In both cases V-Glycopeptide will be compared with Vancomycin.

VRC-3950, A BROAD SPECTRUM BACTERICIDAL ANTIBIOTIC CLASS FOR HOSPITALS

We are currently developing a new class of broad spectrum bactericidal antibiotics for hospital-based infections called VRC-3950. We chose to work with this compound after an extensive search of the literature for lead molecules that were underexploited, had good IN VIVO activity and were suitable for optimization by combinatorial chemistry. VRC-3950 has a novel mechanism of activity and has demonstrated excellent IN VIVO activity in preclinical studies. It has no cross resistance to existing antibacterial drugs and has a low frequency of resistance development in the laboratory. Our scientists have overcome difficulties in measuring the activity of this molecule by developing a proprietary IN VITRO assay. Although this molecule was originally described as a microbial product, Versicor's chemists have developed a fully synthetic process. This process not only solves the problem of obtaining the molecule, but also facilitates combinatorial chemistry-aided lead optimization. We are currently preparing and screening VRC-3950 analog libraries and following up on initial leads to find new patentable preclinical compounds.

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PARTNERED PRODUCTS

OXAZOLIDINONES

Versicor is collaborating with Pharmacia & Upjohn to identify a second generation oxazolidinone. The oxazolidinones offer the potential of being the first major new chemical class of antibacterial products to enter the market in over 20 years. Pharmacia & & Upjohn has filed, independent of us, a new drug application for Linezolid-TM-, the most advanced molecule in this class. Based on historical precedents for antibiotics, it is likely that the development of subsequent generations of oxazolidinones with improved potency and broader spectrum of activity will create a major market opportunity. Oxazolidinones are active against a broad spectrum of gram-positive pathogens, including multidrug resistant STAPHYLOCOCCI, STREPTOCOCCI and ENTEROCOCCI. They have a novel mechanism of action involving inhibition of an early step in protein biosynthesis. Oxazolidinones are mechanistically novel and have no cross resistance to other classes of antibiotics. In addition, IN VITRO preclinical studies have shown that it is very difficult to develop bacteria resistance to the oxazolidinones.

Versicor began working on oxazolidinones at a time when several big pharmaceutical companies were already actively involved in this area. By leveraging their expertise in combinatorial chemistry, our scientists performed lead optimization around the core oxazolidinone structure and identified several novel lead structures with good IN VIVO activity when administered orally. As a result of Versicor's rapid progress in this area, Pharmacia & Upjohn, the leader in this field, signed a collaboration agreement with us in March 1999. We have identified several novel molecules with an enhanced spectrum of activity, including against the pathogen H. INFLUENZAE, improved potency against multidrug resistant bacteria including MRSA, MRSE, Vancomycin resistant ENTEROCOCCI and penicillin resistant STREPTOCOCCUS PNEUMONIAE and demonstrated good activity in IN VIVO preclinical studies when administered orally. This represents significant progress in our collaborative effort to identify a product candidate for clinical development.

DEFORMYLASE INHIBITORS

Versicor is collaborating with Novartis Pharma AG to develop deformylase inhibitors as antibacterial agents. Deformylase is an essential enzyme present in bacteria but absent in human cells, thus representing a good target for the discovery of inhibitors that can serve as broad spectrum antibacterial agents. Deformylase is a metalloenzyme, making it especially attractive for the design of mechanism based drugs. Captopril, the first drug to be rationally designed using this approach, is an inhibitor of a metalloenzyme called Angiotensin Converting Enzyme, or ACE. The design of Captopril represented a major pharmaceutical breakthrough. Deformylase offers a unique opportunity for integrating this principle of mechanism based drug design with our combinatorial chemistry based approach.

Based on our scientists' experience in the Captopril field and with other metalloenzyme inhibitors, we initiated a highly focused chemistry effort targeting the rational design and synthesis of deformylase inhibitors. We designed a set of pharmacophoric libraries specifically suited for metalloenzyme targets and also developed new synthetic methodologies for the preparation of these libraries. Screening these libraries against deformylase led to the identification of several molecules with excellent enzymatic and whole cell inhibitory activity. Our proprietary Gene to Screen technology helped identify those leads that inhibited bacterial growth by specifically inhibiting deformylase. Through proper integration of combinatorial chemistry with medicinal chemistry, more specific lead series were further optimized with excellent selectivity, as well as activity against clinically significant multidrug resistant bacteria. Several of these compounds have demonstrated IN VIVO activity in preclinical studies when administered orally. This represents a rare example of the successful design and synthesis of an orally administered

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active antibacterial agent. IN VIVO active molecules superior to the initial lead are currently undergoing further pre-clinical evaluation.

OUR DISCOVERY PLATFORM

We use our capabilities in genomics, rational drug design, lead optimization and our BIOCOR collaboration to fuel both our proprietary product and partnered product pipelines. We believe the strength of our discovery platform has been validated by our corporate collaborations.

GENOMICS AND RATIONAL DRUG DESIGN

The majority of clinically relevant bacterial genomes are now accessible through the Internet. We take a highly focused and practical approach to using this genomic information by carefully selecting targets that have a mechanism suited to rational drug design. To facilitate efficient integration of mechanism based drug discovery with combinatorial chemistry, we select mechanism based families of targets such as metalloenzymes, serine proteases or prenyl transferases. We search genomes for characteristic genetic signatures and compare different genomes to identify targets that are present in a clinically relevant spectrum of bacteria. We use genetic techniques to establish that any target selected is essential for growth, and confirm this in several relevant bacterial species. Once we have carefully selected the target, we begin a highly focused chemistry effort using mechanism based drug design. We then apply our Gene to Screen technology that allows us to increase or decrease the amount of target gene product (usually an enzyme) inside a cell by use of a special genetic regulator. Our ability to vary the concentration of a target enzyme inside a cell has proved an important support tool for our chemists, as they can then confirm whether a potent enzyme inhibitor stops the growth of bacteria by inhibiting the same enzyme. Gene to Screen allows our chemists to select leads that have the correct mechanism, without the inhibition of other enzymes that could result in toxicity. This integrated approach has been validated by our metalloenzyme program with Novartis Pharma AG to develop deformylase inhibitors. We are currently working with four additional metalloenzyme targets to build on this success in our novel molecules programs.

LEAD OPTIMIZATION

Several members of Versicor's scientific staff are pioneers in the field of combinatorial chemistry. We have focused our efforts on the practical applications of this powerful technology for the discovery and development of new antibacterial agents. We believe that the best use of combinatorial chemistry is in lead optimization via preparation of hundreds of discrete, well-characterized compounds based on core lead structures. We have analyzed the antibacterial field to arrive at potential lead optimization candidates that are either previously abandoned molecules, or are molecules on which work is still being done. In both cases, we have chosen molecules that have the potential for significant improvements in potency, spectrum of activity or other properties. Our expertise allows us to develop combinatorial methods for analoging synthetically complex lead structures that would otherwise appear unapproachable. Once a suitable molecule for lead optimization is selected, we establish a proprietary position by using combinatorial chemistry to prepare new analogs that fall outside the patent scope of our likely competitors. Following the discovery of novel bioactive lead structures, we integrate our combinatorial and medicinal chemistry efforts to prepare individual molecules that can be navigated efficiently through preclinical testing. Once an IN VIVO active lead has been established, we determine whether the molecule best fits our proprietary product or our partnered product portfolio. The successful execution of this strategy has been demonstrated by our partnered oxazolidinone project with Pharmacia & Upjohn, and our proprietary product project on the bactericidal agent VRC-3950, which came out of our improved molecules programs.

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BIOCOR COLLABORATION

In February 1998, we established an exclusive lead optimization partnership called BIOCOR with Biosearch Italia of Gerenzano, Italy. Through this partnership, Biosearch contributes leads and we contribute our combinatorial and medicinal chemistry expertise to optimize the leads and identify product candidates. The advantage of working with these leads is that they have already been shown to inhibit the growth of intact bacterial cells. Penetrating an intact cell is frequently a major obstacle to the successful development of an active drug. Biosearch Italia is the management spin-off of an infectious disease research center that was formerly part of Hoechst Marion Roussel, now called Aventis. Biosearch has been screening microbial fermentations at this site for over 20 years. BIOCOR provides us with access to the attractive area of natural product leads without the expensive infrastructure necessary to generate them.

LICENSING AND COLLABORATIVE AGREEMENTS

Our strategy includes the selective in-licensing of compounds that have demonstrated potential, as well as entering into collaborations with major pharmaceutical companies to develop partnered products targeted for markets outside the hospital setting. To date, we have entered into license agreements with Eli Lilly with respect to V-Echinocandin and with Biosearch Italia with respect to V-Glycopeptide. We have entered into collaboration agreements with Pharmacia & Upjohn with respect to the development of second generation oxazolidinones and with Novartis with respect to the development of deformylase inhibitors. We also have a collaboration agreement with Biosearch Italia with respect to the generation of leads. In addition, we have a license agreement with our former parent company, Sepracor.

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ELI LILLY

In May 1999, we obtained from Eli Lilly an exclusive worldwide license for the development and commercialization of V-Echinocandin, which was then known as LY303366. We paid $11 million for the license and have agreed to pay an additional $3 million for product inventory. We are obligated to make additional payments to Eli Lilly upon the achievement of specified milestones. We are also required to pay to Eli Lilly royalties in respect of sales of any product resulting from the compound. We have granted to Eli Lilly an option to license the exclusive development and commercialization rights to oral formulations of V-Echinocandin, which is exercisable upon successful completion of Phase II clinical trials. If Eli Lilly exercises this option, we will have the right to receive royalty payments and reimbursement of prior development expenses and milestone payments. We will also have the right to co-promote the product with Eli Lilly.

BIOSEARCH ITALIA

In February 1998, we entered into two agreements with Biosearch Italia: a license agreement and a collaborative agreement. Under the license agreement, Biosearch granted us an exclusive license to develop and commercialize V-Glycopeptide, then called BI-397, in the United States and Canada. In exchange for the license and upon the receipt of favorable results in pre-clinical studies, we paid $3 million and issued 200,000 shares of our common stock to Biosearch. We also are obligated to make additional payments upon the achievement of specified milestones. We are also required to pay Biosearch royalties in respect of sales of any product that results from the compound. Subject to certain conditions, Biosearch has a right of first refusal to manufacture and supply us with our requirements for V-Glycopeptide.

Under the collaborative agreement with Biosearch Italia, we established a lead optimization partnership called BIOCOR. Biosearch contributes leads, while we contribute our combinatorial and medicinal chemistry expertise to optimize the leads. Biosearch has the exclusive license in Europe to commercialize intravenous products resulting from this collaboration and will retain all income derived from commercialization in Europe. We have the exclusive license in Canada and the United States for the commercialization of intravenous products in these countries and will retain all income resulting from commercialization in the United States and Canada. We will share with Biosearch all revenue from the commercialization of intravenous drugs in all countries other than the United States and Canada and outside of Europe, as well as from any oral products that are developed. Subject to certain conditions, Biosearch has a right of first refusal to manufacture and supply us with our requirements for products that result from this collaboration.

PHARMACIA & UPJOHN

In March 1999, we entered into a collaboration agreement with Pharmacia & Upjohn pursuant to which we are collaborating to discover second and third generation oxazolidinone product candidates. In connection with the collaboration, Pharmacia & Upjohn made an initial equity investment of $3.75 million and paid research support and license fee payments to us. Subject to the approval of certain of our stockholders, we have the option until December 1, 2000 to require Pharmacia & Upjohn to make an additional $3.75 million equity investment at a price of $8.85 per share. Under the terms of the agreement, we are entitled to receive additional research support payments, and if specified milestones are achieved, additional payments, which may be credited against future royalty payments. We have assigned to Pharmacia & Upjohn certain patents and exclusively licensed, on a worldwide basis, other patents relating to this collaboration. Pharmacia & Upjohn will conduct the development, manufacture and sale of products resulting from the collaboration. We are entitled to

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receive royalties on the sales of any products developed and commercialized. We also have a right of first refusal to co-promote North American hospital products with Pharmacia & Upjohn.

NOVARTIS PHARMA AG

In March 1999, we entered into a collaboration agreement with Novartis Pharma AG pursuant to which we are collaborating to discover and develop novel deformylase inhibitors. In connection with the collaboration, Novartis has made a $3 million equity investment and has made $500,000 in milestone payments to us. Subject to the approval of certain of our stockholders, we have the option from March 31, 2000 to March 31, 2001 to require Novartis to make an additional
$2 million equity investment in Versicor at a price of $7.08 per share. Under the terms of this agreement, we are entitled to receive additional payments from Novartis upon the achievement of specified milestones, a portion of which may be credited against future royalty payments. We have granted Novartis an exclusive worldwide license to commercialize products resulting from this collaboration. The development, manufacture and sale of products resulting from the collaboration will be conducted by Novartis, and we will be entitled to receive royalties on the sales of any product developed and commercialized from this collaboration. We have the option to co-promote with Novartis in hospitals in the United States and Canada any product that contains a Versicor compound as an active ingredient. We will not be entitled to royalties from sales in the United States and Canada if we choose to co-promote products with Novartis.

SALES AND MARKETING

We intend to market and sell our products through a direct sales force in the United States and Canada. Because we are targeting the hospital market, we believe a relatively small sales force will be sufficient to provide full coverage. We plan to begin hiring this sales force six to nine months prior to introducing our first product into the North American market. Our management has experience in building specialty pharmaceutical sales forces. We expect to partner with other pharmaceutical companies to market our products outside hospitals in the United States and Canada, and in all overseas markets.

MANUFACTURING

We have no manufacturing facilities. We intend to use contract manufacturers to produce our drugs rather than develop our own manufacturing capability. We have not yet selected contract manufacturers for final formulation of V-Echinocandin. Eli Lilly and Biosearch are our suppliers of bulk drug substance V-Echinocandin and V-Glycopeptide, respectively. Lilly has supplied us with sufficient product to finish clinical trials and begin commercialization. Biosearch has provided us with sufficient product to complete our Phase I clinical trials. Our reliance on third parties to manufacture our products subjects us to a number of risks. See "Risk Factors."

INTELLECTUAL PROPERTY

We seek U.S. and international patent protection for our product candidates and other technology. We also rely on trade secret protection for certain of our confidential and proprietary information. In addition, we use license agreements to access external products and technologies as well as to convey to others rights to our own intellectual property. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Protection of our intellectual

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property rights is subject to a number of risks. See "Risk factors--Our patent position is uncertain and our success depends on our proprietary rights" and "--We may face challenges from third parties regarding the validity of our patents and proprietary rights."

We own by assignment one issued U.S. patent, six pending U.S. patent applications, and one PCT patent application. Our license agreement with Eli Lilly with respect to V-Echinocandin includes 10 U.S. patents, several U.S. patent applications, 34 foreign patents and several PCT and foreign patent applications. Our license agreement with Biosearch Italia with respect to V-Glycopeptide includes three issued U.S. patents, two issued Canadian patents and several pending U.S. and Canadian patent applications. Our collaborative agreement with Pharmacia & Upjohn with respect to the development of oxazolidinones includes one U.S. patent application and one PCT application.

COMPETITION

We believe our products will face intense competition from both existing therapies and new generations of antibiotics and antifungals. We expect to compete against existing therapies on the basis of greater potency, improved effectiveness against resistant strains and reduced toxicity. Several pharmaceutical and biotechnology companies are actively engaged in research and development related to new generations of antibiotic and antifungal products. We cannot predict the basis upon which we will compete with new products marketed by others. Many of our competitors have substantially greater financial, operational, sales and marketing, and research and development resources than we have. Companies that market or are known to be in active development of antibiotic or antifungal products in our target markets include Aventis, Fujisawa, Janssen, J.B. Roerig (Pfizer), Liposome Company and Merck. See "Risk Factors--We face intense competition and rapid technological change."

PHARMACEUTICAL PRICING AND REIMBURSEMENT

In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to provide a significant amount of resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. If the government and third party payors fail to provide adequate coverage and reimbursement rates for our product candidates, the market acceptance of our products may be adversely affected. If our products do not receive market acceptance, our business, financial condition and results of operations will be materially adversely affected.

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NEW DRUG DEVELOPMENT AND APPROVAL PROCESS

Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in our ongoing research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of such products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope which may significantly limit the indicated uses for which a product may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review, and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

The process for new drug approval has many steps, including:

DRUG DISCOVERY. In the initial stages of drug discovery before a compound reaches the laboratory, tens of thousands of potential compounds are randomly screened for activity against an assay assumed to be predictive for particular disease targets. This drug discovery process can take several years. Once a company locates a "lead compound," or starting point for drug development, isolation and structural determination may begin. The development process results in numerous chemical modifications to the screening lead in an attempt to improve the drug properties of the lead. After a compound emerges from this process, the next steps are to conduct further preliminary studies on the mechanism of action, further IN VITRO, or test tube, screening against particular disease targets and finally, some IN VIVO, or animal, screening. If the compound passes these barriers, the toxic effects of the compound are analyzed by performing preliminary exploratory animal toxicology. If the results demonstrate acceptable levels of toxicity, the compound emerges from the basic research mode and moves into the preclinical phase.

PRECLINICAL TESTING. During the preclinical testing stage, laboratory and animal studies are conducted to show biological activity of the compound against the targeted disease, and the compound is evaluated for safety. These tests typically take approximately two years to complete, and must be conducted in compliance with Good Laboratory Practice, or GLP, regulations.

INVESTIGATIONAL NEW DRUG APPLICATION. During the preclinical testing, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if not rejected by the FDA within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with Good Clinical Practice, or GCP, regulations. In addition, an Institutional Review Board, or IRB, comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. The IRB also continues to monitor the study. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, the FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence

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or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Some limited human clinical testing may be done under a Physician's IND in support of an IND application and prior to receiving an IND. A Physician's IND is an IND application that allows a single individual to conduct a clinical trial. A Physician's IND does not replace the more formal IND process, but can provide a preliminary indication as to whether further clinical trials are warranted, and can, on occasion, facilitate the more formal IND process.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

PHASE I CLINICAL TRIALS. After an IND becomes effective, Phase I human clinical trials can begin. These tests usually involve between 20 and 80 healthy volunteers or patients and typically take one to two years to complete. The tests study a drug's safety profile, and may include the safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action.

PHASE II CLINICAL TRIALS. In Phase II clinical trials, controlled studies are conducted on an expanded population of patients with the targeted disease. The primary purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies generally take approximately two years, and may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug on the patient population, but also its safety.

PHASE III CLINICAL TRIALS. This phase typically lasts two to three years and involves an even larger patient population. During the Phase III clinical trials, physicians monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term use of the drug.

NEW DRUG APPLICATION. After the completion of all three clinical trial phases, if there is substantial evidence that the drug is safe and effective, an NDA is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Federal Food, Drug and Cosmetic Act, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. If the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

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MARKETING APPROVAL.  If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional studies (Phase IV) to evaluate long-term effects.

PHASE IV CLINICAL TRIALS AND POST MARKETING STUDIES. In addition to studies requested by the FDA after approval, these trials and studies are conducted to explore new indications. The purpose of these trials and studies and related publications is to broaden the application and use of the drug and its acceptance in the medical community.

ORPHAN DRUG DESIGNATION. The FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years.

APPROVALS OUTSIDE OF THE UNITED STATES. Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our products before any such product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

EMPLOYEES

As of February 29, 2000, we employed 31 persons, of whom 16 hold Ph.D degrees. Approximately 27 employees are engaged in research and development, and 4 support administration, finance, management information systems and human resources. We believe that we maintain good relations with our employees.

FACILITIES

We currently lease 29,384 square feet of office and laboratory facilities in Fremont, California. We believe that our current facilities are adequate for our needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

SCIENTIFIC ADVISORY BOARD

We have established a scientific advisory board to provide specific expertise in areas of research and development relevant to our business. The scientific advisory board meets periodically with our

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scientific and development personnel and management to discuss our present and long-term research and development activities. Scientific advisory board members are:

ADVISOR                                     INSTITUTION
------------------------------------------  --------------------------------------------------------
Gordon L. Archer, M.D.....................  Professor, Medicine and Microbiology/Immunology,
                                            Virginia Commonwealth University

Jerome Birnbaum, Ph.D.....................  Former Senior Vice President of Development, Bristol
                                            Myers Squibb

Robin D.G. Cooper, Ph.D...................  Former Research Advisor, Eli Lilly and Company

Robert E.W. Hancock, Ph.D.................  Professor, University of British Columbia

Eric N. Jacobsen, Ph.D....................  Professor, Chemistry and Chemical Biology, Harvard
                                            University

Andrew G. Myers, Ph.D.....................  Professor, Harvard Medical School

Robert L. Smith, Ph.D.....................  Former Senior Director of Chemistry, Merck

CLINICAL ADVISORY BOARD

We have established a clinical advisory board to provide specific expertise with respect to clinical testing of our product candidates. The clinical advisory board meets periodically with our clinical and scientific staff and management to discuss present and future clinical testing activities. Clinical advisory board members are:

ADVISOR                                     INSTITUTION
------------------------------------------  --------------------------------------------------------
Henry F. Chambers, M.D....................  Chief of Infectious Diseases, San Francisco General
                                            Hospital

David W. Denning, M.D.....................  Head of Infectious Diseases, University of Manchester
                                            (U.K.)

John R. Graybill, M.D.....................  Professor of Infectious Diseases, University of Texas
                                            Medical School--San Antonio

Andreas H. Groll, M.D.....................  Senior Clinical Fellow, National Cancer
                                            Institute/National Institute of Health

John R. Rex, M.D..........................  Associate Professor of Medicine, University of Texas
                                            Medical School--Houston

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

NAME                                                 AGE      POSITION
-----------------------------------------------------------------------------------------------------------
George F. Horner III......................         55         President, Chief Executive Officer and
                                                              Director
Richard J. White, Ph.D....................         58         Executive Vice President, Chief Scientific
                                                              Officer and Director
Dinesh V. Patel, Ph.D.....................         43         Vice President, Drug Discovery
David V. Milligan, Ph.D...................         59         Chairman of the Board(1)
Timothy J. Barberich......................         52         Director(1)(2)
James H. Cavanaugh, Ph.D..................         63         Director
Mark Leschly..............................         31         Director(2)
Thomas C. McConnell.......................         46         Director(1)(2)
Lori F. Rafield, Ph.D.....................         45         Director
Christopher T. Walsh, Ph.D................         56         Director

---------

(1) Member of the audit committee

(2) Member of the compensation committee

GEORGE F. HORNER III. Mr. Horner has served as President, Chief Executive Officer and a member of our board of directors since 1996. Prior to joining Versicor, Mr. Horner was Corporate Vice President of Ligand Pharmaceuticals from 1993 to 1995. He served in a number of executive positions during his 17 years at Abbott Laboratories from 1976 to 1993, including President, Canada; Regional Director, Latin America; General Manager, Mexico; General Manager, Southern Africa Region; and Regional Manager, Southeast Asia. From 1967 to 1976,
Mr. Horner served in a number of sales and product management positions at E.R. Squibb, Inc.

RICHARD J. WHITE, PH.D Dr. White has served as Executive Vice President, Chief Scientific Officer and a member of our board of directors since 1998. He joined Versicor in 1997 as Senior Vice President of Biology. Prior to joining Versicor, Dr. White was Vice President for Infectious Diseases at Bristol Myers Squibb from 1985 to 1997. Dr. White has also held research management positions at Lederle Laboratories, Glaxo Group Research in the United Kingdom, and Lepetit Research in Italy.

DINESH V. PATEL, PH.D Dr. Patel has served as Vice President of Drug Discovery since 1998, and previously served as Senior Director of Chemistry since joining Versicor in 1996. From 1993 to 1996, he was Director at Affymax Research Institute. From 1985 to 1993, Dr. Patel held various positions, including group leader, at Bristol Myers Squibb.

DAVID V. MILLIGAN, PH.D. Dr. Milligan has served as the Chairman of our board of directors and has been a member of our scientific advisory board since 1997. From 1979 to 1996, he served in several executive positions at Abbott Laboratories, most recently as Senior Vice President and Chief Scientific Officer from 1994 to 1996. Dr. Milligan is chairman of the board of directors of Caliper Technologies Inc. and serves as a member of the board of directors of ICOS Corporation, Diametrics Medical, Maxia Pharmaceuticals and Reliant Pharmaceuticals. He also serves on the University of California, Berkeley and Princeton University Chemistry Department Advisory Boards. In addition,
Dr. Milligan is a Vice President with Bay City Capital, a San Francisco venture bank.

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TIMOTHY J. BARBERICH  Mr. Barberich has served as a member of our board of
directors since       . Since 1984, he has served as President and Chief
Executive Officer of Sepracor Inc. Prior to forming Sepracor in 1984,
Mr. Barberich spent 10 years at Millipore Corporation where he held a variety of marketing, sales and general management positions. Mr. Barberich is also a director of two publicly traded Sepracor spin-off companies, HemaSure and BioSphere Medical Inc.

JAMES H. CAVANAUGH, PH.D. Dr. Cavanaugh has served as a member of our board of directors since 1999. Since 1989, he has served as General Partner, Healthcare Ventures based in Princeton, New Jersey. Prior to joining Healthcare Ventures, Dr. Cavanaugh was President of SmithKline and French Laboratories--US, the domestic pharmaceutical division of SmithKline Beecham Corporation, as well as President of Allergan International. Dr. Cavanaugh served as Staff Assistant to President Nixon for Health Affairs and then as Deputy Director, Domestic Council. Under President Ford, he was Deputy Assistant to the President for Domestic Affairs and then, Deputy Chief of the White House Staff. Dr. Cavanaugh currently serves on the Board of Trustees of the National Committee for Quality Health Care, the National Center for Genome Resources and a Trustee Emeritus of the California College of Medicine. He is a member of the board of directors of Diversa Corporation and MedImmune, Inc., and is non-executive Chairman of Shire Pharmaceuticals Group PLC. He is a past Director of the Pharmaceutical Research and Manufacturers Association.

MARK LESCHLY Mr. Leschly has served as a member of our board of directors since 1997. Since 1999 he has served as a managing director of Rho Management
Company, Inc., a New York based international investment management firm. From 1994 to 1999, Mr. Leschly was a general partner at Healthcare Ventures. Prior to joining Healthcare Ventures, he worked at McKinsey & Company. He is a member of the board of directors of a number of companies including Confer, Delsys, Diversa, Medical Present Value, Memory Pharmaceuticals, more.com, NitroMed and Personal Health Technology. He is also a member of the advisory board of the Harvard AIDS Institute.

THOMAS C. MCCONNELL Mr. McConnell has served as a member of our board of directors since 1997. Since 1989 he has served as General Partner, New Enterprise Associates. Mr. McConnell is chairman-elect of the National Venture Capital Association and served as President of the Western Association of Venture Capitalists from 1995-96. He also serves on the board of directors of Applied Imaging and a number of privately-held companies.

LORI F. RAFIELD, PH.D Dr. Rafield has served as a member of our board of directors since 1999. Since 1999, she has served as Managing Director of Patricof & Co. Ventures, Inc., and was a principal from 1998 to 1999. From 1996 to 1997, Dr. Rafield was a principal at Robertson Stephens. From 1992 to 1995, she was an affiliate at Institutional Venture Partners. She is a member of the board of directors of Corvascular, Inc. and Optimize, Inc.

CHRISTOPHER T. WALSH, PH.D Dr. Walsh has served as a member of our board of directors since 1998. Since 1991, he has served as the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at the Harvard Medical School. He was the President of the Dana-Farber Cancer Institute from 1992 to 1995. From 1987 to 1995 he served as the Chairman of the Department of Biological Chemistry and Molecular Pharmacology at the Harvard Medical School. Dr. Walsh is a member of the scientific advisory boards for Caliper Technologies, Dyax, Epix Medical, HealthCare Investment Corporation, KOSAN Biosciences and Millennium Pharmaceuticals. He is a member of the board of directors for Diacrin and KOSAN Biosciences. He has also held various positions at Massachusetts Institute of Technology including the Chairman, Chemistry Department and has served on the editorial boards of various scientific publications.

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52

MANAGEMENT
--------------------------------------------------------------------------------

BOARD COMPOSITION

We currently have nine authorized directors. In accordance with the terms of our amended and restated certificate of incorporation, the terms of office of the directors are divided into three classes:

- Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

- Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

- Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are Messrs. Barberich, Leschly and McConnell, the
Class II directors are Messrs. Cavanaugh and White and Ms. Rafield, and the Class III directors are Messrs. Horner, Milligan and Walsh. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a super-majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Versicor.

BOARD COMMITTEES

The audit committee of the board of directors was established in December 1997 and reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Messrs. Barberich, McConnell, Milligan and Ms. Rafield.

The compensation committee of the board of directors was established in December 1997 and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of the compensation committee are Messrs. Barberich, Leschly, McConnell and Ms. Rafield.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 1995 Stock Option Plan and 1997 Equity Incentive Plan, and our board continues to have discretion to grant options to new non-employee directors. We anticipate that we will continue to grant options from time to time under the Stock Incentive Plan to our non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee currently consists of Messrs. Barberich, Leschly and McConnell. No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

or compensation committee. Prior to the formation of the compensation committee in December 1997, the board of directors as a whole made decisions relating to compensation of our executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, the amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

The following table shows all compensation received during the year ended December 31, 1999 by our Chief Executive Officer and our other executive officers, collectively referred to as the Named Executive Officers.

SUMMARY COMPENSATION
--------------------------------------------------------------------------------

                                          ANNUAL            LONG-TERM COMPENSATION
                                       COMPENSATION                 AWARDS
                                                                           SECURITIES
NAME AND PRINCIPAL                                          OTHER ANNUAL   UNDERLYING            OTHER
POSITION                    YEAR      SALARY      BONUS     COMPENSATION      OPTIONS     COMPENSATION
------------------------------------------------------------------------------------------------------
George Horner, III....    1999     $249,615    $71,625         $--          366,365        $ 4,956
  President, Chief        1998      225,000     65,000          --               --         32,073
  Executive Officer       1997      225,000         --          --          233,635         13,107
Richard J. White(1)...    1999      231,935     38,200          --          100,000          2,355
  Executive Vice          1998      206,538     23,333          --           55,000          6,630
  President and           1997      132,307         --          --          145,619         41,067
  Chief Scientific
  Officer
Dinesh V. Patel(2)....    1999      192,406     19,280          --           41,739          6,078
  Vice President, Drug    1998      155,377     97,500          --           20,000          2,651
  Discovery               1997      133,250     65,000          --           32,861          2,234

---------

(1) We issued a non-interest bearing note to Richard White on May 15, 1997. The note was in the amount of $200,000 and is due on May 15, 2002. The note is secured by Mr. White's residence and his stock options in Versicor.

(2) We issued a 5% note to Dinesh Patel on April 24, 1996. The note was in the amount of $100,000. Principal and interest are due on April 24, 2001. The note is secured by Mr. Patel's residence.

--------------------------------------------------------------------------------
54

Management
--------------------------------------------------------------------------------

OPTIONS

The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 1999. We have not granted any stock appreciation rights.

Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. See "Management-Employee benefit plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 746,101 shares of common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                    INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                           % OF TOTAL                                 VALUE AT ASSUMED
                               NUMBER OF      OPTIONS                                  ANNUAL RATES OF
                              SECURITIES      GRANTED    EXERCISE                APPRECIATION OF STOCK
                              UNDERLYING           TO   PRICE PER   EXPIRATION   PRICE FOR OPTION TERM
NAME                      OPTION GRANTED    EMPLOYEES       SHARE         DATE          5%         10%
------------------------------------------------------------------------------------------------------
George F. Horner III....     366,365           49%        $0.60      12/02/09
Richard J. White,
  Ph.D..................     100,000           13          0.60      12/02/09
Dinesh V. Patel, Ph.D...      41,739            6          0.60      12/02/09

The following table shows information as of December 31, 1999 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable in the table below are immediately exercisable. However, we have rights to repurchase shares of the common stock underlying some of these options upon termination of the holder's employment with us. There was no public trading market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis
of the assumed initial public offering price of $                per share, less
the applicable exercise price per share, multiplied by the number of shares underlying such options.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                          NUMBER OF SECURITIES
                               SHARES                   UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                             ACQUIRED                               OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                 UPON      VALUE             DECEMBER 31, 1999             DECEMBER 31, 1999
NAME                         EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
George F. Horner, III.....       --         $--      125,818        474,182           $                 $
Richard J. White, Ph.D....       --          --       96,750        203,869
Dinesh V. Patel, Ph.D.....    1,499                   26,732         71,769

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS

In April 2000, we will enter into employment agreements with Messrs. Horner,
White and Patel. The agreements provide for annual base salaries of $      ,
$      and $      , respectively, which are subject to discretionary increases and annual review. The duration of each agreement is three years; however, each agreement contains an automatic renewal provision that takes effect every six months unless notice that the agreement will not be renewed is given at least
30 days prior to a renewal date. The agreements provide for participation in all annual bonus, incentive, savings and retirement and benefit plans offered generally to Company employees. If the Company terminates an agreement other than for cause or as a result of death or disability, the Company will make payments equal to the three employee's annual base salary. If a change in control of the Company occurs within one year, and either the Company terminates an agreement other than for cause or an employee terminates his agreement for good reason, the Company will pay an amount equal to three times the sum of
(1) the highest annual base salary paid to the employee during the three most recent calendar years ending prior to the year the change in control occurs and
(2) the amount of the highest bonus or bonuses paid to the employee for any calendar year ending prior to the year the change in control occurs. If benefit payments are deemed to be contingent on a change in control we may not be permitted to deduct a portion of the benefits if certain threshold limits are exceeded. Generally, if benefit payments that are deemed to be contingent on a change in control equal or exceed three times the recipient's average annual taxable compensation determined over the five calendar years preceding the year in which the change in control occurs, we will not be permitted to deduct the portion of the benefits that exceeds one time the recipient's average annual compensation determined over that period. The recipient will be subject to a 20% non-deductible federal excise tax (in addition to any income tax payable) on that portion. The employment agreements provide that, if a change in control occurs and an executive is subject to the excise tax, we will make an additional payment to the executive equal to the amount necessary to offset any federal or state excise taxes resulting from the change in control, including additional excise taxes that may result from such payment. We anticipate that we will enter into employment agreements with certain non-executive employees that will provide for payments in the event of a change of control.

EMPLOYEE BENEFIT PLANS

1995 STOCK OPTION PLAN

Our 1995 Stock Option Plan was approved by our board of directors in August 1995 and subsequently amended by our stockholders in 1996 and 1997. Our 1995 plan authorizes the issuance of up to 279,000 shares of our common stock as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. As of February 29, 2000, we had 14,277 options to purchase common stock under this plan outstanding to employees, directors and consultants with a weighted average exercise price of $0.13 per share.

The board of directors, or a board committee, has the power to determine the terms of the options, including the exercise price of the options, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable on such exercise, provided that the exercise price for incentive stock options must be at least 100% of fair market value. The term of all options granted under the 1995 plan cannot exceed ten years. No person is eligible to be granted options under the 1995 Plan covering more than 22,500 shares of common stock in any calendar year. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital

--------------------------------------------------------------------------------
56

MANAGEMENT
--------------------------------------------------------------------------------

stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

The 1995 plan provides that in the event of a merger of our company all options and other awards shall be assumed or a substitute option or award issued by the acquiring company unless the board determines in its sole discretion to accelerate vesting or remove any restrictions.

The maximum term of options granted under the 1995 Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all of our incentive plans) may not exceed $100,000 or the options or portion thereof which exceed such limit shall be treated as nonstatutory stock options. Stock options granted under the 1995 Plan generally are non-transferable. Pursuant to the 1995 Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, and shares tendered in payment of the exercise of an option again become available for grant (other than as an incentive stock option and other than to a person required to report under Section 16 of the Exchange Act). The board of directors has the authority to amend or terminate the 1995 Plan.

1997 EQUITY INCENTIVE PLAN

Our 1997 Equity Incentive Plan was approved by our board of directors on November 24, 1997 and approved by our stockholders December 2, 1997. Up to 2,110,424 shares of common stock may be issued under the 1997 plan. As of February 29, 2000, we had 1,507,937 options to purchase common stock under this plan outstanding to employees, directors and consultants with a weighted average exercise price of $0.54 per share.

The 1997 plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees and for the grant of nonqualified stock options, stock appreciation rights, stock bonuses, and restricted stock to employees, outside directors and consultants.

The 1997 plan is administered by the board of directors or a board committee. The administrator has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1997 plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1997 plan without the consent of the holder.

The exercise price of all incentive stock options granted under the 1997 plan must be at least equal to 100% of the fair market value of the common stock on the date of grant. The exercise price of nonqualified stock options and other awards granted under the 1997 plan is determined by the administrator, but the exercise price must be at least 85% of the fair market value of the common stock on the date of grant. The term of all options granted under the 1997 plan may not exceed ten years. After the first meeting of stockholders at which directors are elected which occurs after the close of the third calendar year following the year in which the offering occurs, no person is eligible to be granted stock options or stock appreciation rights under the 1997 Plan covering more than 300,000 shares of common stock in any 12 month period. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

Each option and other award are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 plan must generally be exercised within 90 days after the end of optionee's status as an employee, director or consultant, within one year after such optionee's termination by disability, or within 18 months after such optionee's termination by death, but in no event later than the expiration of the option's term. The maximum term of options granted under the 1997 Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all of our incentive plans) may not exceed $100,000 or the options or portion thereof which exceed such limit shall be treated as nonstatutory stock options. Stock options granted under the 1997 Plan generally are non-transferable. Pursuant to the 1997 Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant. The board of directors has the authority to amend or terminate the 1997 Plan.

An optionee may be issued an option which provides that if the exercise price for such option is paid by delivering previously-owned shares, the optionee shall be entitled to an additional option for the number of shares delivered by the optionee in payment of the exercise price.

The 1997 plan provides that in the event of a merger of our company all options and other awards shall be assumed or a substitute option or award issued by the acquiring company unless the board determines in its sole discretion to accelerate vesting or remove any restrictions.

2000 EMPLOYEE STOCK PURCHASE PLAN

In April 2000, our board will adopt the 2000 Employee Stock Purchase Plan, subject to stockholder approval.

SHARE RESERVE

We have authorized the issuance of       shares of our common stock pursuant to
purchase rights granted to eligible employees under the purchase plan. On the anniversary of the effective date of this offering, starting with the anniversary of this offering in 2001, the share reserve will automatically be increased by a number of shares equal to the lesser of:

-   1% of our then outstanding shares of common stock;

-         shares; or

-   a number determined by our board of directors.

ELIGIBILITY

The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date hereof, no shares of common stock had been purchased under the purchase plan.

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58

MANAGEMENT
--------------------------------------------------------------------------------

ADMINISTRATION

Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

-   85% of the fair market value of a share on the first day of the offering; or

-   85% of the fair market value of a share on the purchase date.

For the first offering, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

- 85% of the fair market value of a share on the day they began participating in the purchase plan; or

-   85% of the fair market value of a share on the purchase date.

If authorized by the board, participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. Generally employees may end their participation in the offering at any time up to 10 days before a purchase period ends. Their participation ends automatically on termination of their employment or loss of full-time status.

OTHER PROVISIONS

The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

Upon a change in control, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefor. If the surviving corporation does not assume or substitute the purchase rights, the offering period will be shortened and our stock will be purchased for the participants immediately before the change in control.

DESCRIPTION OF 401(K) PLAN

We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 20% of his or her pre-tax compensation (up to a statutory limit, which is $10,500 in calendar year 2000). Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions, subject to established limits and a vesting schedule.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Related party transactions

SALES OF SECURITIES

Since January 1, 1997 through February 29, 2000, we have issued the following securities in private placement transactions:

- 1,095,000 shares of our Series B redeemable convertible preferred stock, at a purchase price of $8.7033 per share, for cancellation of indebtedness of $9,530,113.50 on December 9, 1997;

- 4,400,000 shares of our Series C redeemable convertible preferred stock, at a purchase price of $5.00 per share, for an aggregate purchase price of $22,000,000 on December 9, 1997;

- 500,000 shares of our Series D-1 convertible preferred stock, at a purchase price of $7.50 per share, for an aggregate purchase price of $3,750,000 on March 31, 1999;

- 500,000 shares of our Series E-1 convertible preferred stock, at a purchase price of $6.00 per share, for an aggregate purchase price of $3,000,000 on March 31, 1999; and

- 6,810,710 shares of our Series F redeemable Convertible preferred stock, at a purchase price of $5.90 per share, for an aggregate purchase price of $40,183,189 on October 29, 1999.

Each share of preferred stock is convertible into one share of common stock. All preferred stock was issued to accredited investors in reliance upon exemption from registration under Regulation D of the Securities Act. No director of Versicor purchased more than $60,000 of these securities.

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal stockholders."

OTHER TRANSACTIONS

In December 1997, we entered into an administrative services agreement with our former parent company, Sepracor Inc. Under this agreement, Sepracor agreed to provide Versicor with certain administrative services for a monthly fee of $6,500 plus direct out-of-pocket expenses incurred by Sepracor. These services include human resources services (compensation and benefits, employee record keeping and insurance), financial services (accounting and tax matters) and management information systems services (consulting only). Although this agreement terminated on June 30, 1998, the companies continue to operate under its terms.

In July 1995, we obtained an exclusive license from Sepracor for the rights to certain technology and intellectual property. In exchange for the license, we issued 36,000 shares of Series A Preferred Stock to Sepracor. We also agreed to allow third parties to use our lead seeking libraries and related technology upon the request of Sepracor. In return, Sepracor agreed to pay a 5% royalty fee on all net sales of products resulting from our screening process, plus all reasonable costs incurred. This license is scheduled to terminate on July 18, 2000. We do not rely on the intellectual property covered by this license agreement.

In March 1998, we entered into a scientific agreement with Dr. Christopher Walsh, a member of our board of directors. Under this agreement, Dr. Walsh agreed to provide certain consulting and advising services to us. We agreed to pay Dr. Walsh an annual fee of $50,000, plus an annual laboratory gift of $50,000 in 1998, and $25,000 annually thereafter. This agreement terminates in January 2001.

--------------------------------------------------------------------------------
60

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

On May 15, 1997, we issued a non-interest bearing note for $200,000 to Mr. Richard J. White. The note is due and payable on May 15, 2002. The note is secured by Mr. White's home and his stock options in Versicor.

On April 24, 2006, we issued a 5% note for $100,000 to Mr. Dinesh V. Patel on April 24, 2006. The principal and interest are due on April 24, 2001. The note is secured by Mr. Patel's home.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of February 29, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

- each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

-   each of our directors;

-   each executive officer listed in the "Summary compensation" table above; and

-   all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within
60 days from March 31, 2000 and assumes the conversion of all shares of our preferred stock into shares of our common stock prior to this offering. It is therefore based on 14,590,156 shares of our common stock outstanding prior to
this offering and              shares outstanding immediately after this
offering. The address for those individuals for which an address is not otherwise indicated is: 34790 Ardentech Court, Fremont, California 94555.

                                                      NUMBER OF SHARES     PERCENT       PERCENT
                                         NUMBER OF       UNDERLYING         OWNED         OWNED
                                          SHARES         OPTIONS OR      BEFORE THIS   AFTER THIS
BENEFICIAL OWNER                        OUTSTANDING       WARRANTS        OFFERING      OFFERING
--------------------------------------------------------------------------------------------------
FIVE PERCENT STOCKHOLDERS
Abingworth Bioventures SICA V.........     837,555         24,929            5.82
  c/o Sanne & Cie s.a r.l
  231, Val des Bons Malades
  PO Box 566
  L-2015 Luxembourg
  Attn: Karl Sanne
APA Excelsior V, LP...................   1,451,300             --            9.71
  2100 Geng Road
  Palo Alto, CA 94303
  Attn: Lori Rafield, Ph.D
Apax Europe IV GP Co. Limited.........   1,468,926             --            9.92
  PO Box 431
  13-15 Victoria Road
  St. Peter Port
  Guernsey
  Channel Islands GYI 32D

--------------------------------------------------------------------------------
62

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

                                                      NUMBER OF SHARES     PERCENT       PERCENT
                                         NUMBER OF       UNDERLYING         OWNED         OWNED
                                          SHARES         OPTIONS OR      BEFORE THIS   AFTER THIS
BENEFICIAL OWNER                        OUTSTANDING       WARRANTS        OFFERING      OFFERING
--------------------------------------------------------------------------------------------------
H&Q Healthcare Investors..............     837,553         24,928            5.82
H&Q Life Sciences Investors
  50 Rowes Warf
  Boston, MA 02110
  Attn: Alan G. Carr
Healthcare Ventures V, L.P............   1,954,295        116,694           13.99
  44 Nassau Street
  Princeton, NJ 08542
  Attn: Jeffrey Steinberg
New Enterprise Associates VII, L.P....   1,395,925         41,599            9.71
  2490 Sand Hill Road
  Menlo Park, CA 94025
  Attn: Thomas C. McConnell
Schroder Ventures International Life
Sciences Fund II......................   1,299,435             --            8.78
  c/o Schroder Venture Management,
  Ltd.
  22 Church Street
  HM11 Hamilton
  Bermuda
  Attn: Nicola Lawson
Sepracor Inc..........................   1,447,314         61,000           10.19
  111 Locke Drive
  Marlboro, MA 01752
  Attn: Timothy J. Barberich

DIRECTORS AND NAMED EXECUTIVE OFFICERS
David V. Milligan, Ph.D...............      18,000         29,905               *
George F. Horner, III.................      14,000        150,153            1.07
Richard J. White, Ph.D................       5,000        117,639               *
Dinesh V. Patel, Ph.D.................       5,998         32,231               *
Timothy J. Barberich..................       4,950          5,195               *
James H. Cavanaugh, Ph.D..............          --             --              --
Mark Leschly..........................          --             --              --
Thomas C. McConnell...................          --             --              --
Lori F. Rafield, Ph.D.................
Christopher T. Walsh, Ph.D............          --         40,745               *
All directors and executive officers
  as a group (9 persons)..............      47,948        375,868            2.86

---------

*  Less than 1.0%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our restated certificate of incorporation and our amended and restated bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate.

Upon completion of this offering, our authorized capital stock will consist of shares of common stock, par value $.001 per share, and shares of preferred stock, par value $.001 per share.

COMMON STOCK

As of February 29, 2000, there were 590,977 shares of common stock outstanding
and held of record by 42 stockholders. There will be              shares of
common stock outstanding upon the closing of this offering, which gives effect
to the issuance of              shares of common stock offered by us under this
prospectus and the conversion of preferred stock discussed below.

Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held.

Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

PREFERRED STOCK

Our restated certificate of incorporation authorizes the issuance of 14,292,111 shares of preferred stock, par value $.001 per share. As of February 29, 2000, there were 13,341,710 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will be converted into 13,341,710 shares of our common stock upon the closing of this offering and these shares of convertible preferred stock will no longer be authorized, issued or outstanding.

Our board is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board may authorize the issuance of shares of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or

--------------------------------------------------------------------------------
64

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

in which holders of common stock might receive a premium for their shares over the then market price.

WARRANTS

As of February 29, 2000, warrants to purchase 36,000 shares of common stock at $5.56 per share, 134,500 shares of Series C preferred stock at $5.00 per share and 180,989 shares of Series F preferred stock at $5.90 per share were outstanding. The warrants for the common stock and Series C preferred stock expire on March 10, 2002 and December 9, 2002, respectively. The warrants for the Series F preferred stock expire on the date which is five years following the completion of this offering. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants grant to the holders registration rights with respect to the common stock issuable upon their exercise, which are described below. The Series C and Series F preferred stock will be exercisable for common stock upon completion of this offering.

ANTI-TAKEOVER EFFECTS OF OUR STOCKHOLDER RIGHTS PLAN AND PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

In March 2000, our board of directors adopted a stockholder rights plan. The stockholder rights plan provides for a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Each right entitles stockholders to buy 1/1000th of a share of our Series A participating
preferred stock at an exercise price of $      . Each right will become
exercisable following the tenth day after a person or group, announces an
acquisition of       % or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the
person or group of       % or more of our common stock. We will be entitled to
redeem the rights at $0.01 per right at any time on or before the close of
business on the tenth day following acquisition by a person or group of       %
or more of our common stock. The stockholder rights plan may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Vesicor.

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL
Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Versicor and the interested stockholder and the sale of more than ten percent (10%) of Versicor's assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Versicor and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203.

Our amended restated certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

attempting to obtain control of Versicor and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. The restated certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, certain provisions of our restated certificate of incorporation provide that the stockholders may amend the bylaws or certain provisions of the restated certificate of incorporation only with the affirmative vote of 75% of our capital stock. These provisions of the restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Versicor. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Versicor. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if each stockholder is given proper advance notice of the action. The amended and restated bylaws further provide that special meetings of stockholders may only be called by a majority of our board of directors, our Chairman of the board of directors or our President. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is              .

--------------------------------------------------------------------------------
66

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding shares of common stock. Of these shares, the shares being
offered hereby are freely tradable. This leaves              shares eligible for
sale in the public market as follows:

NUMBER OF
 SHARES     DATE
------------------------------------------------------------------------
            After the date of this prospectus

            At various times after 90 days from the date of this
             prospectus under Rules 701 and 144

            At various times after       days from the date of this
             prospectus, subject, in some cases, to volume limitations
             under Rule 144

Our directors and officers and certain of our stockholders, together with
certain holders of options to purchase       shares of common stock and the
holders of warrants to purchase       shares of common stock, have entered into
lock-up agreements under which they have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

In general, under Rule 144 of the Securities Act of 1933, a person or persons whose shares are required to be aggregated, including an affiliate, whose shares have been owned for at least one year is entitled to sell, within any three-month period starting 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares
of common stock, approximately       shares immediately after this offering, or
the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and whose shares have been beneficially owned by nonaffiliates for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of February 29, 2000, options to purchase a total of 1,522,214 shares of common stock were outstanding, 461,190 of which were currently exercisable

Upon the closing of this offering, we intend to file a registration statement to register for resale the 2,110,424 shares of common stock reserved for issuance under our 1997 Equity Incentive Plan. We expect the registration statement to become effective immediately upon filing. Shares issued upon the

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

exercise of stock options granted under our Stock Incentive Plan will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

REGISTRATION RIGHTS

All of our shares of preferred stock will convert to common stock upon completion of this offering. At any time after six months following the effective date of this offering, the holders of Series A, B, C and F preferred stock will be entitled to demand the registration of their shares of common stock received after conversion of their preferred stock under the Securities Act of 1933. The holders of Series D and E preferred stock will be entitled to demand registration of their shares after the exercise by Series A, B, C and F preferred stock of their demand registration rights. We are not required to effect more than two registrations for Series A, B, C and F preferred stockholders and more than one registration each for Series D and E preferred stockholders pursuant to these demand registration rights. In addition, after the closing of this offering the holders of all series of preferred stock will be entitled to piggyback registration rights. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration. Further, holders of all series of preferred stock may require us to file registration statements on Form S-3 when we are eligible to use that form. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

In addition, stockholders holding warrants to purchase 170,500 shares of common stock have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Principal stockholders," and "Underwriting."

--------------------------------------------------------------------------------
68

--------------------------------------------------------------------------------

Underwriting

Versicor and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Warburg Dillon Read LLC, Lehman Brothers Inc. and Pacific Growth Equities, Inc. are the representatives of the underwriters.

                                                               NUMBER OF
UNDERWRITERS                                                    SHARES
-------------------------------------------------------------------------
Warburg Dillon Read LLC.....................................
Lehman Brothers Inc.........................................
Pacific Growth Equities, Inc................................
                                                              ----------
    Total...................................................
                                                              ==========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional       shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional       shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per share...................................................   $               $
    Total...................................................   $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $             .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $             per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $             per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Our directors and officers and certain of our stockholders, together with certain holders of options or warrants to purchase common stock, have entered into lockup agreements under which they have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

The underwriters have reserved for sale, at the initial public offering price,
up to       shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------
70

--------------------------------------------------------------------------------

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for Versicor Inc. by O'Melveny & Myers LLP, San Francisco, California. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are apart of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information Versicor files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
----------------------------------------------------------------------
Report of Independent Accountants...........................       F-2
Balance Sheets..............................................       F-3
Statements of Operations....................................       F-4
Statements of Stockholders' Deficit.........................       F-5
Statements of Cash Flows....................................       F-6
Notes to Financial Statements...............................       F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Versicor Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Versicor Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 20, 2000

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

BALANCE SHEETS

                                                                                                  PRO FORMA
                                                                                              STOCKHOLDERS'
                                                                              DECEMBER 31,        EQUITY AT
                                                              ----------------------------     DECEMBER 31,
                                                                      1998            1999             1999
                                                              ------------   -------------   --------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $4,506,643    $34,619,110
  Other current assets......................................       124,451         44,246
                                                              ------------   ------------
    Total current assets....................................     4,631,094     34,663,356
Restricted cash.............................................     5,000,000      5,000,000
Property and equipment, net.................................     5,496,821      4,817,151
Employee notes receivable...................................       568,780        592,998
Other assets................................................       168,493        159,256
                                                              ------------   ------------
    Total assets............................................   $15,865,188    $45,232,761
                                                              ============   ============
LIABILITIES, CONVERTIBLE AND REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................      $205,418        $86,248
  Accrued liabilities.......................................     2,671,028      1,931,666
  Related party payable.....................................        46,813         20,543
  Current portion of term loan payable......................       862,000        862,000
  Deferred revenue..........................................            --        433,333
                                                              ------------   ------------
    Total current liabilities...............................     3,785,259      3,333,790
Deferred revenue............................................            --        541,667
Term loan payable...........................................     5,172,000      4,310,000
Other long-term liabilities.................................            --      2,000,000
                                                              ------------   ------------
    Total liabilities.......................................     8,957,259     10,185,457
                                                              ------------   ------------
Convertible and Redeemable Convertible Preferred Stock,
  $0.001 par value, 5,681,000 and 14,292,111 shares
  authorized at December 31, 1998 and 1999, respectively;
  5,531,000 and 13,341,710 shares issued and outstanding at
  December 31, 1998 and 1999, respectively; none issued and
  outstanding pro forma
  (aggregate liquidation preference $84,962,170 at December
    31, 1999)...............................................    33,984,298    125,493,115             $--
                                                              ------------   ------------    ------------

Commitments (Notes 6 and 11)

Stockholders' deficit:
  Common Stock, $0.001 par value, 13,000,000 and 35,000,000
    shares authorized at December 31, 1998 and 1999,
    respectively; 308,741 and 546,681 shares issued and
    outstanding at December 31, 1998 and 1999, respectively;
    13,888,391 shares outstanding pro forma.................           309            547          13,888
  Additional paid-in capital................................     1,265,134     19,191,401     144,671,175
  Deferred stock compensation...............................      (622,798)   (12,107,993)    (12,107,993)
  Accumulated deficit.......................................   (27,719,014)   (97,529,766)    (97,529,766)
                                                              ------------   ------------    ------------
    Total stockholders' deficit.............................   (27,076,369)   (90,445,811)    $35,047,304
                                                              ------------   ------------    ============
      Total liabilities, convertible and redeemable
        convertible preferred stock and stockholders'
        deficit.............................................   $15,865,188    $45,232,761
                                                              ============   ============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                           1997           1998           1999
                                                    -----------   ------------   ------------
Revenues:
  License fees and milestones.....................          $--            $--       $525,000
  Collaborative research and development and
    contract services.............................           --             --      3,750,000
                                                    -----------   ------------   ------------
    Total revenues................................           --             --      4,275,000
                                                    -----------   ------------   ------------

Operating expenses:
  Research and development........................    5,402,628     11,428,576     25,472,118
  General and administrative......................      807,377      1,386,575      2,585,749
                                                    -----------   ------------   ------------
    Total operating expenses......................    6,210,005     12,815,151     28,057,867
                                                    -----------   ------------   ------------

Loss from operations..............................   (6,210,005)   (12,815,151)   (23,782,867)

Other income (expense):
  Interest income.................................      103,382        769,725        749,313
  Interest expense................................     (178,082)      (539,573)    (2,049,705)
  Other...........................................          310             --        (14,490)
                                                    -----------   ------------   ------------

Net loss..........................................   (6,284,395)   (12,584,999)   (25,097,749)

Deemed dividends related to beneficial conversion
  feature of preferred stock......................           --             --    (41,650,015)
Accretion of dividends on preferred stock.........     (421,201)    (2,527,212)    (3,062,988)
                                                    -----------   ------------   ------------
Net loss available to common stockholders.........  $(6,705,596)  $(15,112,211)  $(69,810,752)
                                                    ===========   ============   ============

Net loss per share:
  Basic and diluted...............................      $(30.39)       $(58.88)      $(164.80)
                                                    ===========   ============   ============
  Weighted average shares.........................      220,667        256,640        423,610
                                                    ===========   ============   ============

Pro forma net loss per share (unaudited):
  Basic and diluted...............................                                     $(2.96)
                                                                                 ============
  Weighted average shares.........................
                                                                                    8,490,621
                                                                                 ============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIT

                                   COMMON STOCK     ADDITIONAL       DEFERRED
                            -------------------        PAID-IN          STOCK    ACCUMULATED
                              SHARES     AMOUNT        CAPITAL   COMPENSATION        DEFICIT          TOTAL
                            --------   --------   ------------   ------------   ------------   ------------
Balances, December 31,
  1996....................  188,100      $187         $20,713            $--     $(5,901,207)   $(5,880,307)
Exercise of common stock
  options.................   51,272        52          50,202             --              --         50,254
Accretion of dividends on
  preferred stock.........                                 --             --        (421,201)      (421,201)
Net loss..................       --        --              --             --      (6,284,395)    (6,284,395)
                            -------      ----     -----------    ------------   ------------   ------------
Balances, December 31,
  1997....................  239,372       239          70,915             --     (12,606,803)   (12,535,649)

Exercise of common stock
  options.................   69,369        70          34,679             --              --         34,749
Accretion of dividends on
  preferred stock.........       --        --              --             --      (2,527,212)    (2,527,212)
Deferred stock
  compensation............       --        --       1,159,540     (1,159,540)             --             --
Amortization of deferred
  stock compensation......       --        --              --        536,742              --        536,742
Net loss..................       --        --              --             --     (12,584,999)   (12,584,999)
                            -------      ----     -----------    ------------   ------------   ------------
Balances, December 31,
  1998....................  308,741       309       1,265,134       (622,798)    (27,719,014)   (27,076,369)

Exercise of common stock
  options.................   37,940        38          18,926             --              --         18,964
Issuance of common stock
  under license
  agreement...............  200,000       200         646,600             --              --        646,800
Accretion of dividends on
  preferred stock.........       --        --              --             --      (3,062,988)    (3,062,988)
Issuance of warrants......       --        --       1,379,136             --              --      1,379,136
Deemed dividends related
  to beneficial conversion
  feature of preferred
  stock...................       --        --              --             --     (41,650,015)   (41,650,015)
Deferred stock
  compensation............       --        --      15,881,605    (15,881,605)             --             --
Amortization of deferred
  stock compensation......       --        --              --      4,396,410              --      4,396,410
Net loss..................       --        --              --             --     (25,097,749)   (25,097,749)
                            -------      ----     -----------    ------------   ------------   ------------
Balances, December 31,
  1999....................  546,681      $547     $19,191,401    $(12,107,993)  $(97,529,766)  $(90,445,811)
                            =======      ====     ===========    ============   ============   ============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                      1997           1998           1999
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(6,284,395)   $(12,584,999)  $(25,097,749)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................      469,120         860,745        943,625
    Noncash stock compensation..............................           --         536,742      4,396,410
    Accrued interest on convertible note....................           --              --        181,731
    Issue of warrants.......................................           --              --      1,379,136
    Changes in operating assets and liabilities:
      Other current assets..................................      553,121          12,648        104,423
      Employee notes receivable.............................     (551,401)        (17,379)       (24,218)
      Restricted cash.......................................   (5,000,000)             --             --
      Accounts payable......................................     (116,598)        (68,768)      (119,170)
      Accrued liabilities...................................      (26,465)      1,723,934        (92,562)
      Related party payable.................................       78,679         (34,416)       (26,270)
      Deferred revenue......................................           --              --        975,000
      Other long-term liabilities...........................           --              --      2,000,000
                                                              -----------    ------------   ------------
        Net cash used in operating activities...............  (10,877,939)     (9,571,493)   (15,379,644)
                                                              -----------    ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities........................   (4,928,590)             --             --
  Sales of marketable securities............................           --       4,928,590             --
  Additions to property and equipment.......................   (3,644,911)       (448,273)      (263,955)
  (Increase) decrease in other assets.......................     (301,060)          1,487        (14,981)
                                                              -----------    ------------   ------------
        Net cash provided by (used in) investing
          activities........................................   (8,874,561)      4,481,804       (278,936)
                                                              -----------    ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from convertible subordinated notes..............           --              --      5,501,492
  Proceeds from advance from parent.........................    7,818,094              --             --
  Proceeds from issuance of common stock....................       50,254          34,749         18,964
  Borrowings of long-term debt..............................    6,034,000              --             --
  Repayments of long-term debt..............................           --              --       (862,000)
  Repayments of convertible subordinated notes..............   (6,034,000)             --             --
  Proceeds from issuance of preferred stock, net............   21,445,735              --     41,112,591
                                                              -----------    ------------   ------------
        Net cash provided by financing activities...........   29,314,083          34,749     45,771,047
                                                              -----------    ------------   ------------

Net change in cash and cash equivalents.....................    9,561,583      (5,054,940)    30,112,467
Cash and cash equivalents at beginning of year..............           --       9,561,583      4,506,643
                                                              -----------    ------------   ------------
Cash and cash equivalents at end of year....................   $9,561,583      $4,506,643    $34,619,110
                                                              ===========    ============   ============

NONCASH TRANSACTIONS:
Conversion of advance from parent to convertible
  subordinated note.........................................  $10,497,986             $--            $--
                                                              ===========    ============   ============
Conversion of convertible subordinated note into Series B
  Preferred Stock...........................................   $9,530,150             $--            $--
                                                              ===========    ============   ============
Conversion of convertible subordinated note and accumulated
  interest into Series F Preferred Stock....................          $--             $--     $5,683,223
                                                              ===========    ============   ============
Issuance of common stock under license agreement............          $--             $--       $646,800
                                                              ===========    ============   ============

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................          $--        $539,573       $650,570
                                                              ===========    ============   ============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

Versicor Inc. (the "Company") is a biopharmaceutical company focused on the marketing, development and discovery of drugs for the treatment of serious bacterial and fungal infections, primarily in the hospital setting. Since its inception on May 2, 1995 as a wholly-owned subsidiary of Sepracor Inc. ("Sepracor"), the Company has devoted substantially all of its efforts to establishing the business and carrying on research and development activities related to proprietary product candidates, including V-Echinocandin and V-Glycopeptide, as well as partnered product candidates. Since 1996, the Company has been operating as an independent company located in California.

As a result, of the recent series of preferred financing, Sepracor's ownership of Versicor is approximately 10% at December 31, 1999. Certain facilities and support services of the Company, including administrative support, have been provided by Sepracor under a corporate services agreement. For these facilities and services, the Company was charged approximately $138,000, $84,000, and $78,000 for the years ended December 31, 1997, 1998 and 1999 respectively. For the period from inception through December 10, 1997, these changes represent the Company's proportionate share of Sepracor's overhead and costs using allocation formulas which management believes are reasonable based upon the Company's use of such services and facilities. The Company and Sepracor terminated the Corporate Services Agreement and on December 9, 1997 signed an Administrative Services Agreement to provide certain accounting and other administrative services to the Company. Although this agreement expired on June 30, 1998, the companies continued to operate under the terms of that agreement. As a result of these allocations and agreements, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a nonaffiliated entity.

INITIAL PUBLIC OFFERING

In March 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISKS AND UNCERTAINTIES

The Company is subject to risks common to companies in the industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain financing.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original purchase maturity of three months or less to be cash equivalents. Included in cash equivalents are commercial paper instruments aggregating $2,992,150 and $32,853,930 at December 31, 1998 and 1999, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, generally 3 to 10 years, or the lease term of the respective assets, if shorter. Gains and losses upon asset disposal are reflected in operations in the year of disposal.

OTHER ASSETS

Deferred finance costs relating to expenses incurred to complete the term loan financing are being amortized over the five-year life of the loan.

LONG-LIVED ASSETS

The Company periodically reviews the value of long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the future undiscounted cash flows arising from the assets with the carrying value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

REVENUE RECOGNITION

The Company recognizes revenues as they are earned. Revenue from license fees and contract services are recognized on a straight-line basis over the initial license or contract service term. Nonrefundable and noncreditable milestone payments received are recognized upon the completion of specified milestones as specified in the related collaboration agreements. Collaborative research and development payments are recognized as the related work is performed. Deferred revenue is comprised of cash received in advance of the related revenue being recognized (see Note 11).

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred. Certain research and development projects are funded by research and development contracts, and the expenses related to these activities are included in research and development costs.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

BUSINESS SEGMENTS

The Company operates as a single business segment as defined in SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

STOCK-BASED COMPENSATION

The Company accounts for its stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, unearned compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issue Task Force
No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

All of the Company's operations, through December 10, 1997, were included in Sepracor's federal and state consolidated income tax returns. The income tax provisions included in the Company's statements of operations are calculated as if it had been required to file separate tax returns.

NET LOSS PER SHARE

Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted loss per share does not differ from basic loss per share since potential common shares are antidilutive for all periods presented and therefore are excluded from the calculation of diluted loss per share.

The following weighted potentially dilutive common shares were excluded because their effect was antidilutive:

                                                                     YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                                 1997        1998        1999
                                                             --------   ---------   ---------
Convertible and redeemable convertible preferred stock.....  493,917    5,531,000   8,067,011
Stock options outstanding..................................  192,916    1,076,516   1,066,144
Common stock warrants outstanding..........................   36,000       36,000      36,000
Convertible and redeemable convertible preferred stock
  warrants outstanding.....................................  134,500      134,500     194,830
Common stock subject to repurchase.........................    8,850       30,900      23,700
                                                             -------    ---------   ---------
                                                             866,183    6,808,916   9,387,685
                                                             =======    =========   =========

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The restricted shares subject to repurchase are excluded from the loss per share calculations until the restrictions lapse.

PRO FORMA STOCKHOLDERS' EQUITY AND PRO FORMA NET LOSS PER SHARE (UNAUDITED)

Immediately prior to the effective date of the offering, all of the convertible and redeemable convertible preferred stock outstanding will automatically convert into common stock at a one-to-one ratio. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of December 31, 1999.

Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's convertible and redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issue, if later. The resulting pro forma adjustments include an increase in the weighted average shares used to compute basic net loss per share of 8,067,011 shares for the year ended December 31, 1999 and excludes the deemed and accretion of dividends related to the preferred stock. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options, restricted stock subject to repurchase and warrants as the effect would be anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS
No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date until fiscal years beginning after June 15, 2000. The Company has not engaged in significant hedging activities or invested in derivative instruments.

On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25 which has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future earnings.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--PROPERTY AND EQUIPMENT:

                                                                 DECEMBER 31,
                                                    -------------------------
                                                           1998          1999
                                                    -----------   -----------
Leasehold improvements............................   $3,709,216    $3,709,216
Laboratory equipment..............................    2,328,184     2,529,999
Computers, software and office equipment..........      682,675       742,452
Furniture and fixtures............................      156,695       159,058
                                                    -----------   -----------
                                                      6,876,770     7,140,725
Less: Accumulated depreciation....................   (1,379,949)   (2,323,574)
                                                    -----------   -----------
Property and equipment, net.......................   $5,496,821    $4,817,151
                                                    ===========   ===========

Depreciation expense was $469,120, $860,745 and $943,625 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 3--EMPLOYEE NOTES RECEIVABLE:

In 1996 and 1997, the Company made an aggregate of $525,000 of loans to certain key employees and officers. The loans all accrue interest at 5% with the exception of one which is interest free. The Company has imputed an interest rate of 5% for this loan. The loans are secured by the stock options of the employees and/or the deeds to the employees' residences. The loans become payable between April 2001 and May 2002 and at December 31, 1999 are carried at $592,998 including accrued interest.

NOTE 4--ACCRUED LIABILITIES:

                                                                  DECEMBER 31,
                                                     -------------------------
                                                            1998          1999
                                                     -----------   -----------
Research and development...........................  $1,824,925    $1,000,000
Employee compensation..............................     450,485       507,486
Legal..............................................     166,928       107,179
Other..............................................     228,690       317,001
                                                     ----------    ----------
                                                     $2,671,028    $1,931,666
                                                     ==========    ==========

NOTE 5--TERM LOAN PAYABLE:

In December 1997, the Company and a commercial bank entered into a term loan, which is evidenced by two term notes in principal amounts of $2,000,000 and $4,034,000. The term loan is payable quarterly in fifteen equal installments, with each installment equal to $215,500 plus accrued interest, commencing on March 31, 1999 with the final payment of the balance of $2,801,500 payable on December 31, 2002. The term notes bear interest at the prime rate plus 0.50% (9.0% at December 31, 1999). The Term Loan requires that the Company keep
$4 million on deposit with the lender and maintain an additional $1 million of cash and cash equivalents. These amounts have been shown as restricted cash on the accompanying balance sheet. These loans are collateralized by certain assets of the Company. In conjunction with the Term Loan, Sepracor entered into a put agreement with a

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

commercial bank pursuant to which Sepracor agreed to purchase $2,000,000 of indebtedness of the Company in the event of a default by the Company under the Term Loan with the bank. In the event that the put right is exercised by the bank, the bank will assign its security interest in the fixed assets of the Company to Sepracor. The put agreement expires upon the Company's initial public offering or when the principal amount and related accrued interest of the term loans falls below $4,000,000. There was $6,034,000 and $5,172,000 outstanding under this loan at December 31, 1998 and 1999, respectively.

Principal payments on the term loan at December 31, 1999 were as follows:

2000........................................................    $862,000
2001........................................................     862,000
2002........................................................   3,448,000
                                                              ----------
                                                              $5,172,000
                                                              ==========

Interest expense associated with this loan was $0, $539,573 and $488,844 in the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 6--COMMITMENTS:

Future minimum lease payments under all noncancelable operating leases in effect at December 31, 1999 are as follows:

2000........................................................    $872,234
2001........................................................     905,234
2002........................................................     932,984
2003........................................................     960,734
2004........................................................     986,642
Thereafter..................................................   5,294,850
                                                              ----------
Total.......................................................  $9,952,678
                                                              ==========

Future minimum lease payments under operating leases primarily relate to Versicor's principal office and laboratory space in California. Rental expense under these leases amounted to $359,340, $807,719 and $841,134 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 7--STOCKHOLDERS' EQUITY:

In December 1997, Versicor issued 1,095,000 shares of Series B Preferred Stock to Sepracor upon conversion of approximately $9,530,150 of its convertible subordinated notes. Issuance costs associated with the conversion were $167,529.

In December 1997, Versicor sold 4,400,000 shares of Series C Preferred Stock for $22,000,000 to private investors. Issuance costs associated with the transaction were $386,736.

In March 1999, the Company sold 500,000 shares of Series D-1 Preferred Stock to a strategic investor for $3,750,000.

In March 1999, the Company sold 500,000 shares of Series E-1 Preferred Stock to another strategic investor for $3,000,000.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In June 1999, Versicor entered into a Note and Warrant Purchase Agreement with a group of investors, including Sepracor. Under the Agreement, the group of investors agreed to loan Versicor $11,000,000, of which $5,501,492 was paid to Versicor in June at the first closing. The outstanding principal amount of the notes was due and payable to the investors by Versicor in June 2000. Interest on the notes accrued at 9.75% and was payable annually. In October 1999, the Note holders converted the notes and accrued interest into the Company's Series F Preferred Stock. In connection with the financing, the investors were granted warrants to purchase 180,989 shares of Series F Preferred Stock at $5.00 per share (see Note 8).

On October 29, 1999, Versicor completed a private equity financing of approximately $40 million. The Company converted its $5.5 million of bridge loans, plus accrued interest, into 963,257 shares of Series F Preferred Stock and issued 5,847,453 shares of Series F Preferred Stock at $5.90 per share, for $34,499,973 in cash. Issuance costs associated with the transaction were $137,386.

PREFERRED STOCK

Convertible and redeemable convertible preferred stock consists of the following:

                                                                              DECEMBER 31,
                                                              ----------------------------
                                                                      1998            1999
                                                              ------------   -------------
Series A: 36,000 shares authorized, issued and outstanding
  at December 31, 1998 and 1999, respectively (liquidation
  preference $80,560).......................................      $65,600         $70,400

Series B: 1,095,000 shares authorized, issued and
  outstanding at December 31, 1998 and 1999, respectively
  (liquidation preference $11,178,392)......................   10,252,101      11,014,513

Series C: 4,550,000 shares authorized, 4,400,000 shares
  issued and outstanding at December 31, 1998 and 1999
  (liquidation preference $25,813,333)......................   23,666,597      25,426,603

Series D-1: 0 and 500,000 shares authorized, issued and
  outstanding at December 31, 1998 and 1999 (liquidation
  preference $3,975,000)....................................           --       3,750,000

Series D-2: 0 and 333,000 shares authorized, 0 shares issued
  and outstanding at December 31, 1998 and 1999.............           --              --

Series E-1: 0 and 500,000 shares authorized, issued and
  outstanding at December 31, 1998 and 1999 (liquidation
  preference $3,180,000)....................................           --       3,750,000

Series E-2: 0 and 277,778 shares authorized, 0 shares issued
  and outstanding at December 31, 1998 and 1999.............           --              --

Series F: 7,000,000 shares authorized, 0 and 6,810,710
  shares issued and outstanding at December 31, 1998 and
  1999, respectively, (liquidation preference of
  $40,718,965)..............................................           --      81,481,599
                                                              -----------    ------------

                                                              $33,984,298    $125,493,115
                                                              ===========    ============

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In March 1999, the Company issued 500,000 shares of Series E-1 Preferred Stock to a strategic investor at $6.00 per share for gross proceeds of $3,000,000. The issuance resulted in a beneficial conversion feature of $750,000, calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features."

In October 1999, the Company issued 6,810,710 shares of Series F Preferred Stock to a group of investors, including Sepracor, at $5.90 per share for gross proceeds of $40,183,189, inclusive of the conversion of the bridge notes. The issuance resulted in a beneficial conversion feature of $40,900,015, calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features."

The beneficial conversion features are reflected as deemed preferred stock dividends in the Statement of Operations for 1999.

The preferred stock has the following characteristics:

CONVERSION RIGHTS

Each share of preferred stock is convertible into common stock at the option of the holder based on a formula which currently would result in a 1-for-1 exchange for all of the preferred shares. The preferred stock will automatically convert to common stock upon the closing of a public offering of the Company's common stock where the pre-money valuation is not less than $175 million and net proceeds to the Company are at least $25 million.

DIVIDENDS

The holders of the Series A, Series B, Series C, Series D-1, Series E-1 and Series F preferred stock are entitled to receive dividends at a rate of 8%, based upon the issuance price, and are entitled to participate in dividends on common stock, based on the number of shares of common stock held on an as-if converted basis. Dividends are non-cumulative and payable only when, as, and if declared by the Board of Directors. No dividends on preferred stock or common stock have been declared by the Board of Directors of the Company.

REDEMPTION

The holders of at least 66 2/3% of the then outstanding shares of Series A, Series B, Series C and Series F preferred stock may require the Company to redeem such series in three annual installments beginning six years from their original issuance, at a price equal to their original issuance price, plus any accrued but unpaid dividends.

LIQUIDATION

In the event of any liquidation dissolution or winding up of the affairs of the Company, the holders of Series F preferred stock are entitled to receive, prior and in preference to the holders of any other class of stock, an amount equal to $5.90 per share, plus any accrued but unpaid dividends. After the payment of the full liquidation preference of the Series F preferred stock, the holders of Series C preferred stock are entitled to receive, prior and in preference to the holders of any other remaining class of stock, an amount equal to $5.00 per share plus any accrued but unpaid dividends. After the payment of the full liquidation preference of the Series F and Series C preferred stock, the holders of the Series A, Series B, Series D-1 and Series E-1 preferred stock are entitled to receive, prior to and in

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

preference to the holders of common stock, an amount equal to $2.00, $8.70, $7.50 and $6.00 per share, respectively, plus any accrued but unpaid dividends.

VOTING RIGHTS

Each preferred stockholder is entitled to a number of votes equal to the number of shares of common stock into which such holder's shares are convertible. These votes are counted together with the common stockholders' votes as a single class.

Additionally, so long as at least 100,000 shares of Series A, Series B, Series C and Series F preferred stock remain outstanding, in addition to any other vote or consent required, the vote of at least 55% of such outstanding preferred stockholders is required for certain actions.

COMMON STOCK

At December 31, 1998 and 1999, 27,600 and 20,400 shares of common stock were subject to repurchase, respectively.

NOTE 8--STOCK OPTIONS AND WARRANTS:

STOCK OPTIONS

The 1995 Stock Option Plan (the "1995 Plan") permits Versicor to grant up to 252,000 shares of common stock under incentive stock options ("ISOs") and nonstatutory stock options ("NSOs"). This plan was amended in 1997 to increase the maximum number of shares to be issued to 279,000. The Plan provides for the granting of ISOs to officers and key employees of Versicor and NSOs to officers, key employees, consultants and directors of Versicor. ISOs and NSOs granted under the Plan have a maximum term of ten years from the date of grant. Vesting provisions may vary but in each case will provide for vesting of at least 20% per year of the total number of shares subject to the option and have an exercise price not less than fair value of the stock at the date of grant.

The 1997 Equity Incentive Plan (the "1997 Plan") permits Versicor to grant up to 1,121,000 shares of common stock under ISOs, NSOs, stock bonuses, rights to purchase restricted stock, and stock appreciation rights. In 1999, the plan was amended to increase the maximum number of shares available to 2,110,424. All options shall be separately designated ISOs to officers and key employees of Versicor and NSOs to officers, key employees, consultants and directors of Versicor. ISOs granted under the 1997 Plan have a maximum term of ten years from the date of grant and have an exercise price of not less than fair market value of the stock at the date of the grant. NSOs granted under the 1997 Plan have a maximum term of ten years from the date of grant and have an exercise price of not less than 85% of fair market value of the stock at the date of the grant. Vesting provisions of ISOs and NSOs may vary but in each case will provide for vesting of at least 20% per year of the total number of shares subject to the option.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Stock option activity for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                     1997                    1998                    1999
                                    ---------------------   ---------------------   ---------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                                  AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                                    PRICE                   PRICE                   PRICE
                                       NUMBER   PER SHARE      NUMBER   PER SHARE      NUMBER   PER SHARE
                                    ---------   ---------   ---------   ---------   ---------   ---------
Balance at January 1..............    214,825     $0.67     1,166,240     $0.48     1,025,610     $0.49
Granted...........................  1,172,202      0.52       130,175      0.50       746,101      0.59
Exercised.........................    (95,372)     0.11       (69,369)     0.34       (37,940)     0.44
Canceled..........................   (125,415)     0.04      (201,436)     0.48       (80,598)     0.46
                                    ---------               ---------               ---------
Balance at December 31............  1,166,240      0.48     1,025,610      0.49     1,653,173      0.54
                                    =========               =========               =========

Options exercisable at December
  31..............................     44,192                 262,876                 522,140

The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                             OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                                        ----------------------------------------   ------------------------
                                                                                        WEIGHTED                   WEIGHTED
RANGE OF                                                                  REMAINING      AVERAGE                    AVERAGE
EXERCISE PRICE                                               NUMBER     CONTRACTUAL     EXERCISE        NUMBER     EXERCISE
PER SHARE                                               OUTSTANDING            LIFE        PRICE   EXERCISABLE        PRICE
--------------                                          -----------   -------------   ----------   -----------   ----------
    0.11   ......       .............................        14,187       6.18           0.11           12,567      0.11
    0.50   ......       .............................       955,995       8.11           0.50          509,483      0.50
    0.60   ......       .............................       682,901       9.92           0.60               --      0.60
    1.11   ......       .............................            90       6.72           1.11               90      1.11
-----------------                                       -----------                                -----------
$0.11 - $1.11....       .............................     1,653,173                      0.54          522,140      0.49
                                                        ===========                                ===========

There were 206,649 options available for future grant as of December 31, 1999. 13,341,710 shares of common stock have been reserved for the conversion of preferred stock and 2,211,311 shares have been reserved for the exercise of stock options and warrants.

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

FAIR VALUE DISCLOSURES

The Company applies the measurement principles of APB 25 in accounting for its stock option plans. Had compensation expense for options granted been determined based on fair value at the grant date as prescribed by SFAS No. 123, the Company's net loss per share would have been (increased) decreased to the pro forma amounts indicated below:

                                                                     YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                           1997           1998           1999
                                                    -----------   ------------   ------------
Net loss available to common stockholders:
  As reported.....................................  $(6,705,596)  $(15,112,211)  $(69,810,752)
                                                    ===========   ============   ============
  Pro forma.......................................  $(6,719,541)  $(15,095,471)  $(68,311,638)
                                                    ===========   ============   ============
Basic and diluted net loss per share:
  As reported.....................................      $(30.39)       $(58.88)      $(164.80)
                                                    ===========   ============   ============
  Pro forma.......................................      $(30.45)       $(58.82)      $(161.26)
                                                    ===========   ============   ============

The value of each option grant is estimated on the date of grant using the minimum value method with the following weighted assumptions:

                                                          YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                        1997       1998       1999
                                                    --------   --------   --------
Risk-free interest rate...........................     6.0%       5.2%       6.3%
Expected average life.............................  8 years    8 years    6 years
Expected dividends................................       --         --         --

The risk-free interest rate was calculated in accordance with the grant date and expected average life. The weighted-average fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.20, $3.32 and $17.72 per share, respectively.

DEFERRED STOCK-BASED COMPENSATION

During the period from January 1997 through December 31, 1999, the Company recorded $17,041,145 of deferred stock compensation in accordance with APB 25, SFAS 123 and Emerging Issues Task Force 96-18, related to stock options granted to consultants and employees. For options granted to consultants, the Company determined the fair value of the options using the Black-Scholes option pricing model with the following assumptions: expected lives of four years; weighted average risk-free rate between 5.4% and 6.2%; expected dividend yield of zero percent; volatility of 60% and deemed values of common stock between $0.50 and $19.03 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of $536,742 and $4,396,410 for the years ended December 31, 1998 and 1999, respectively.

WARRANTS

Warrants to purchase 36,000 shares of common stock at $5.56 per share and 134,500 shares of Series C Preferred Stock at $5.00 per share were outstanding at December 31, 1998 and 1999. During

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1999, warrants to purchase 180,989 shares of Series F preferred stock at $5.90 per share were issued in connection with a bridge loan financing. These warrants, which were still outstanding as of December 31, 1999, were valued using the Black-Scholes pricing model. The fair value of these warrants of $1,379,136 has been reflected as interest expense in the accompanying statement of operations. The fair value of warrants granted prior to December 31, 1997 were not material. The warrants to purchase the common stock and Series C preferred stock expire on March 10, 2002 and December 9, 2002, respectively. The warrants for the Series F preferred stock expire on the date which is five years following the completion of the Company's initial public offering.

NOTE 9--INCOME TAXES:

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to tax benefit carryforwards and to differences between the financial statement amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

The statutory and effective tax rates were 34% and 0%, respectively, for all periods presented. The effective tax rate resulted from net operating losses and nonrecognition of any deferred tax asset. At December 31, 1999, the Company had federal and state tax net operating loss carryforwards ("NOL") of approximately $12,000,000 and $6,000,000, which will expire beginning in the year 2010 and 2000, respectively. Based upon the Internal Revenue Code and changes in company ownership, utilization of the NOL will be subject to an annual limitation. The Company had federal and state research and experimentation credit carryforwards of approximately $795,000 and $550,000 at December 31, 1999, which will expire beginning in the year 2011 and 2013, respectively.

The components of net deferred taxes were as follows:

                                                                DECEMBER 31,
                                                 ---------------------------
                                                         1998           1999
                                                 ------------   ------------
ASSETS:
  NOL carryforwards............................    $4,572,000     $4,835,000
  Capitalized research and development.........     4,884,000      7,568,000
  Tax credit carryforward......................       832,000      1,346,000
  Accrued expenses and other liabilities.......       158,000        170,000
  Deferred revenue.............................            --        393,000
  Capitalized in-process R&D...................            --      4,282,000

LIABILITIES:
  Property and equipment.......................      (439,000)      (355,000)
                                                 ------------   ------------
Less: Valuation allowance......................   (10,007,000)   (18,239,000)
                                                 ------------   ------------
Net deferred taxes.............................           $--            $--
                                                 ============   ============

NOTE 10--EMPLOYEES' SAVINGS PLAN:

The Company's employees can participate in Sepracor's 401(k) savings plan. Under the provisions of the plan, employees may voluntarily contribute up to 15% of their compensation up to the statutory

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

limit. In addition, the Company can make a matching contribution at its discretion. Versicor matches 50% of the first $3,000 up to a maximum of $1,500 per employee. Contributions made during 1997, 1998 and 1999 were $31,365, $40,729 and $38,797, respectively.

NOTE 11--AGREEMENTS:

In February 1998, Versicor entered into two agreements with Biosearch Italia: a license agreement and a collaborative agreement. Under the license agreement, Biosearch granted to Versicor an exclusive license to develop and commercialize V-Glycopeptide (then called BI-397) in the United States and Canada. In exchange for the license and upon the favorable results of preclinical studies, Versicor paid $2 million and issued 200,000 shares of its common stock to Biosearch. Versicor also has agreed to make certain milestone payments if the milestones are achieved of which $1 million has been paid. Versicor will also pay royalties to Biosearch on a product-by-product and country-by-country basis. Under the collaborative agreement, Versicor established a target and lead optimization arrangement with Biosearch Italia entitled BIOCOR. Biosearch contributes leads and targets, while Versicor contributes its combinatorial and medicinal chemistry expertise to optimize such leads. Biosearch has the exclusive license in Europe to commercialize intravenous drugs resulting from this collaboration and will retain all income derived from such commercialization in Europe. Versicor has the exclusive license in Canada and the United States for the commercialization of intravenous drugs in these countries and will retain all income resulting from such commercialization in the United States and Canada. Biosearch and Versicor will share all revenue from the commercialization of intravenous drugs in all countries other than the United States and Canada and outside of Europe as well as any oral drugs that are developed. Versicor will make certain milestone payments to Biosearch Italia if the milestones are reached.

In March 1999, Versicor and Pharmacia and Upjohn entered into a collaboration agreement pursuant to which they agreed to collaborate to discover second and third generation oxazolidinone product candidates. In connection with the collaboration, Pharmacia and Upjohn has made a $3.75 million equity investment in Versicor and has made research support and license fee payments to Versicor. Under the terms of the agreement, Versicor is entitled to receive additional research support payments, and if certain milestones are achieved, milestone payments from Pharmacia and Upjohn, which may be creditable against future royalty payments. Versicor has assigned to Pharmacia and Upjohn an exclusive worldwide license to commercialize drugs resulting from this collaboration. The development, manufacture and worldwide sale of drugs resulting from the collaboration will be conducted by Pharmacia and Upjohn, and Versicor will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized. During 1999, the Company recognized $2,087,500 of revenue related to this agreement consisting of $325,000 of contract service and license fees and $1,762,500 of collaborative research and development fees. At
December 31, 1999, deferred revenue consists of $975,000 of contract service and license fees which are being recognized over a three year period. Subject to approval of certain Versicor preferred stockholders, Versicor has a put option to sell Pharmacia and Upjohn additional equity and receive additional research support payments aggregating $3,750,000. This option expires on December 1, 2000.

In March 1999, Versicor entered into a collaboration agreement with Novartis Pharma AG pursuant to which the Company is collaborating to discover and develop novel deformylase inhibitors. In connection with the collaboration, Novartis has made a $3 million equity investment in Versicor and provides research support payments to Versicor. Under the terms of this agreement, Versicor is entitled to receive additional research support payments and milestone payments from Novartis if the milestones are achieved. A portion of certain milestone payments received are creditable towards future

--------------------------------------------------------------------------------

VERSICOR INC.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

royalties. Versicor has granted Novartis an exclusive worldwide license to commercialize drugs resulting from this collaboration. However, Versicor has the option to co-promote with Novartis in hospitals in the United States and Canada any drug that contains a Versicor compound as an active ingredient. The development, manufacture and worldwide sale of drugs resulting from collaboration will be conducted by Novartis, and Versicor will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized from this collaboration. Versicor will not be entitled to royalties from sales in the United States and Canada if Versicor chooses to co-promote the drugs with Novartis. In addition to a $500,000 milestone payment, the Company recognized $1,687,500 of collaborative research and development fees as revenue in 1999. Subject to the approval of certain of Versicor's preferred stockholders, Versicor has a put option to sell $2 million of additional equity securities to Novartis.

In May 1999, Eli Lilly granted an exclusive worldwide license to Versicor for development and commercialization of V-Echinocandin (then called LY 303366). Versicor paid $11 million for the license, and has agreed to pay an additional $3 million for product inventory, which it has received, over a three year period. The Company recognized $14 million of research and development costs related to these amounts in 1999. Versicor will make certain milestone payments to Eli Lilly if the milestones are achieved and are obligated to make royalty payments to Eli Lilly in respect of sales of any product resulting from the compound. The Company has granted to Eli Lilly an option to license the exclusive development and commercialization rights to oral formulations of V-Echinocandin, which is exercisable upon successful completion of Phase II clinical trials. If Eli Lilly exercises this option, the Company will have the right to receive royalty payments and reimbursement of prior development expenses and milestone payments. The Company will also have the right to co-promote the product with Eli Lilly.

Sepracor granted an exclusive license to Versicor for the rights to certain technology and intellectual property in July 1995. In exchange for the license, Versicor issued 36,000 shares of Series A Preferred Stock to Sepracor. Versicor also agreed to allow third parties to use its lead seeking libraries and related technology upon the request of Sepracor. In return, Sepracor agreed to pay a 5% royalty fee on all net sales of products resulting from Versicor's screening process plus all reasonable costs incurred by Versicor. This license is scheduled to terminate on July 18, 2000.

--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of the amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby (estimated except for the Registration Fee, NASD Filing Fee and Nasdaq National Market listing fee), other than underwriting discounts and commissions:

Registration Fee--Securities and Exchange Commission........    22,700
NASD Filing Fee.............................................     9,125
Nasdaq National Market listing fee..........................    95,000
Blue Sky fees and expenses..................................     7,000
Accountants' fees and expenses..............................   350,000
Legal fees and expenses.....................................   375,000
Printing and engraving expenses.............................
Transfer agent and registrar fees...........................
Miscellaneous...............................................
                                                              --------
    Total...................................................  $
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of our board of directors to our company and our stockholders for monetary damages for breach of fiduciary duty as a director. This does not apply for any breach of a director's duty of loyalty to our company or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that the person is or was a director; officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. Our power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

In the case of an action by or in the right of our company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent a director or officer of our company has been successful in the defense of any action, suit or proceeding referred to above or

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

We have the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of our company, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability.

The foregoing summaries are necessarily subject to the complete text of the statute, Amended and Restated Bylaws and Restated Certificate of Incorporation referred to above and are qualified in their entirety by reference thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

A. In the three years preceding the filing of this registration statement, the Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either
    (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF SHARES   EXERCISE PRICES
------------------------------------------------------------------------------------------------
January 1, 1997 to December 31, 1997........................     1,172,202            $0.67
January 1, 1998 to December 31, 1998........................       130,175             0.50
January 1, 1999 to December 31, 1999........................       746,101             0.59
January 1, 2000 to February 29, 2000........................        16,000             0.60

For additional information concerning these transactions, please see "Management--Employee benefit plans" in the prospectus included in this registration statement.

B. Set forth in chronological order is information regarding all securities sold by the Registrant in the three years preceding the filing of this registration statement.

    (1) Since January 1, 1997, the Registrant has granted to employees, directors and consultants options to purchase an aggregate of 1,995,740 shares of Common Stock under its 1997 Equity Incentive Plan at a weighted average exercise price of $0.535.

    (2) On December 9, 1997, the Registrant issued a warrant to purchase 58,500 shares of Series C Preferred Stock to Healthcare Ventures V or its permitted assigns for an aggregate purchase price of $292,500.

    (3) On December 9, 1997, the Registrant issued warrants to purchase 61,000 shares of Series C Preferred Stock to Sepracor Inc. or its permitted assigns for an aggregate purchase price of $305,000.

    (4) On December 9, 1997, the Registrant issued a warrant to purchase 15,000 shares of Series C Preferred Stock to Paul Rubin or its permitted assigns for an aggregate purchase price of $75,000.

    (5) In December 1997, the Registrant issued 1,095,000 shares of its
       Series B convertible preferred stock to individuals and entities for an aggregate purchase price of $9,530,113.50.

    (6) In December 1997, the Registrant issued 4,400,000 shares of its
       Series C convertible preferred stock to individuals and entities for an aggregate purchase price of $22,000,000.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

    (7) In March 1999, the Registrant issued 500,000 shares of its Series D convertible preferred stock to individuals and entities for an aggregate price of $3,750,000.

    (8) In March 1999, the Registrant issued 500,000 shares of its Series E convertible preferred stock to an entity for an aggregate purchase price of $3,000,000.

    (9) In October 1999, the Registrant issued 6,810,710 shares of its Series F convertible preferred stock to individuals and entities for an aggregate purchase price of $40,183,189.

The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, directors and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. Other than the placement agent utilized in connection with sales of our Series B and C preferred stock, no underwriters were involved in the foregoing sales of securities. Each share of the Registrant's convertible preferred stock listed above will convert automatically into ten shares of the Registrant's common stock upon the effectiveness of this registration statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT
NUMBER                                          DESCRIPTION
------------------------------------------------------------------------------------
    1.1*                Form of Underwriting Agreement
    3.1*                Amended and Restated Certificate of Incorporation of the
                          Registrant
    3.2*                Amended and Restated Bylaws of the Registrant
    4.1*                Form of Common Stock Certificate
    4.2*                Warrant for the Purchase of Shares of Common Stock dated as of March 10, 1997 by and between Genome Therapeutics, Inc.
                          and Registrant
    4.3*                Form of Warrant for the Purchase of Shares of Series C
                          Preferred Stock dated as of December 9, 1997 by and
                          between              and Registrant
    4.4*                Form of Warrant for the Purchase of Shares of Series F
                          Preferred Stock dated as of              , 1999 by and
                          between              and Registrant
    4.5*                Third Amended and Restated Investor Rights Agreement
    5.1*                Opinion of O'Melveny & Myers LLP
   10.1*                1995 Stock Option Plan of the Registrant
   10.2*                Form of 1995 Stock Option Award Agreement of the Registrant
   10.3*                1997 Equity Incentive Plan
   10.4*                Form of 1997 Stock Option Award Agreement
   10.5*                2000 Employee Stock Purchase Plan
   10.6*+               License Agreement dated as of February 12, 1998 by and
                          between Biosearch Italia, S.p.A. and Registrant
   10.7*+               License Agreement dated as of May 17, 1999 by and between
                          Eli Lilly and Company
   10.8*+               Collaboration and License Agreement dated as of March 31,
                          1999 by and between Novartis Pharma AG and Registrant

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

EXHIBIT
NUMBER                                          DESCRIPTION
------------------------------------------------------------------------------------
   10.9*+               Collaboration and License Agreement dated as of March 31,
                          1999 by and between Pharmacia & Upjohn Company and
                          Registrant
   10.10*+              Collaboration Agreement dated as of February 12, 1998 by and between Biosearch Italia, S.p.A. and Registrant
   10.11*               Administrative Services Agreement dated as of December 1997 by and between Sepracor Inc. and Registrant
   10.12*               Employment Agreement dated as of              by and between
                          George F. Horner III and Registrant
   10.13*               Employment Agreement dated as of              by and between
                          Richard J. White and Registrant
   10.14*               Employment Agreement dated as of              by and between
                          Dinesh V. Patel and Registrant
   10.15*               Promissory Note dated as of              by and between
                          Richard J. White and Registrant
   10.16*               Promissory Note dated as of              by and between
                          Dinesh V. Patel and Registrant
   10.17*               Consulting Agreement dated as of March   , 1998 by and
                          between Dr. Christopher Walsh and Registrant
   10.18*               Term Loan Agreement dated as of              by and between
                          Fleet National Bank and Registrant
   10.19*               Industrial Lease dated as of              by and between
   23.1*                Consent of O'Melveny & Myers LLP (included as part of
                          Exhibit 5.1 hereto)
   23.2                 Consent of Independent Accountants
   24.1*                Power of Attorney (included on signature page of the
                          Registration Statement hereto)
   27.1                 Financial Data Schedule

---------

*  To be filed by amendment.

+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

None.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on March 22, 2000.

                                                     VERSICOR INC.

                                                     By: /s/ GEORGE F. HORNER, III
                                                         --------------------------------------------
                                                         George F. Horner, III
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below appoint and constitute George F. Horner, III, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to the within Registration Statement, and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON MARCH 22, 2000 IN THE CAPACITIES INDICATED:

SIGNATURE                                   TITLE                                    DATE
----------------------------------------------------------------------------------------------------
       /s/ DAVID V. MILLIGAN, PH.D
    ---------------------------------       Chairman of the Board                    March 22, 2000
         David V. Milligan, Ph.D

                    *
    ---------------------------------       President and Chief Executive Officer    March 22, 2000
          George F. Horner, III               (and principal accounting officer)

        /s/ RICHARD J. WHITE, PH.D
    ---------------------------------       Executive Vice President and Chief       March 22, 2000
          Richard J. White, Ph.D              Scientific Officer

--------------------------------------------------------------------------------

SIGNATURES
--------------------------------------------------------------------------------

SIGNATURE                                   TITLE                                    DATE
----------------------------------------------------------------------------------------------------
        /s/ DINESH V. PATEL, PH.D
    ---------------------------------       Vice President-Drug Discovery            March 22, 2000
          Dinesh V. Patel, Ph.D

         /s/ TIMOTHY J. BARBERICH
    ---------------------------------       Director                                 March 22, 2000
           Timothy J. Barberich

       /s/ JAMES H. CAVANAUGH, PH.D
    ---------------------------------       Director                                 March 22, 2000
         James H. Cavanaugh, Ph.D

             /s/ MARK LESCHLY
    ---------------------------------       Director                                 March 22, 2000
               Mark Leschly

         /s/ THOMAS C. MCCONNELL
    ---------------------------------       Director                                 March 22, 2000
           Thomas C. McConnell

        /s/ LORI F. RAFIELD, PH.D
    ---------------------------------       Director                                 March 22, 2000
          Lori F. Rafield, Ph.D

      /s/ CHRISTOPHER T. WALSH, PH.D
    ---------------------------------       Director                                 March 22, 2000
        Christopher T. Walsh, Ph.D

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
------------------------------------------------------------------------------------
    1.1*                Form of Underwriting Agreement
    3.1*                Amended and Restated Certificate of Incorporation of the
                          Registrant
    3.2*                Amended and Restated Bylaws of the Registrant
    4.1*                Form of Common Stock Certificate
    4.2*                Warrant for the Purchase of Shares of Common Stock dated as of March 10, 1997 by and between Genome Therapeutics, Inc.
                          and Registrant
    4.3*                Form of Warrant for the Purchase of Shares of Series C
                          Preferred Stock dated as of December 9, 1997 by and
                          between              and Registrant
    4.4*                Form of Warrant for the Purchase of Shares of Series F
                          Preferred Stock dated as of              , 1999 by and
                          between              and Registrant
    4.5*                Third Amended and Restated Investor Rights Agreement
    5.1*                Opinion of O'Melveny & Myers LLP
   10.1*                1995 Stock Option Plan of the Registrant
   10.2*                Form of 1995 Stock Option Award Agreement of the Registrant
   10.3*                1997 Equity Incentive Plan
   10.4*                Form of 1997 Stock Option Award Agreement
   10.5*                2000 Employee Stock Purchase Plan
   10.6*+               License Agreement dated as of February 12, 1998 by and
                          between Biosearch Italia, S.p.A. and Registrant
   10.7*+               License Agreement dated as of May 17, 1999 by and between
                          Eli Lilly and Company
   10.8*+               Collaboration and License Agreement dated as of March 31,
                          1999 by and between Novartis Pharma AG and Registrant
   10.9*+               Collaboration and License Agreement dated as of March 31,
                          1999 by and between Pharmacia & Upjohn Company and
                          Registrant
   10.10*+              Collaboration Agreement dated as of February 12, 1998 by and between Biosearch Italia, S.p.A. and Registrant
   10.11*               Administrative Services Agreement dated as of December 1997 by and between Sepracor Inc. and Registrant
   10.12*               Employment Agreement dated as of              by and between
                          George F. Horner III and Registrant
   10.13*               Employment Agreement dated as of              by and between
                          Richard J. White and Registrant
   10.14*               Employment Agreement dated as of              by and between
                          Dinesh V. Patel and Registrant
   10.15*               Promissory Note dated as of              by and between
                          Richard J. White and Registrant
   10.16*               Promissory Note dated as of              by and between
                          Dinesh V. Patel and Registrant
   10.17*               Consulting Agreement dated as of March   , 1998 by and
                          between Dr. Christopher Walsh and Registrant
   10.18*               Term Loan Agreement dated as of              by and between
                          Fleet National Bank and Registrant
   10.19*               Industrial Lease dated as of              by and between

EXHIBIT INDEX
--------------------------------------------------------------------------------

EXHIBIT
NUMBER                                          DESCRIPTION
------------------------------------------------------------------------------------
   23.1*                Consent of O'Melveny & Myers LLP (included as part of
                          Exhibit 5.1 hereto)
   23.2                 Consent of Independent Accountants
   24.1*                Power of Attorney (included on signature page of the
                          Registration Statement hereto)
   27.1                 Financial Data Schedule

---------

*  To be filed by amendment.

+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.